Exhibit 10.3

EXECUTION VERSION

CURO Financial Technologies Corp.

as the Issuer

and the Guarantors party hereto

$470,000,000

aggregate principal amount of

12.000% SENIOR SECURED NOTES DUE 2022

INDENTURE

Dated as of February 15, 2017

TMI Trust Company

as Trustee and Collateral Agent

(continued)

(continued)

(continued)

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Certificate of Transfer
Exhibit C	-	Form of Certificate of Exchange
Exhibit D	-	Form of Certificate from Acquiring Accredited Investor
Exhibit E	-	Form of Supplemental Indenture

INDENTURE dated as of February 15, 2017, among CURO Financial Technologies Corp., a Delaware corporation (the “Company”), the Guarantors (as defined herein) from time to time party hereto and TMI Trust Company, as trustee and collateral agent.

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 12.000% Senior Secured Notes due 2022 (the “Notes”, including the $470,000,000 aggregate principal amount of Notes to be issued on the date hereof (the “Initial Notes”) and any Additional Notes (as defined herein) that may be issued from time to time):

ARTICLE 1

Definitions and Incorporation by Reference

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the Original Issue Discount Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Accession Agreement” means an accession agreement, if any, to the Collateral Documents, in substantially the form provided therein, entered into by the Company, the Guarantors, the agent, trustee or other representative for the holders of any Pari Passu Indebtedness and the Collateral Agent from time to time.

“Accredited Investor” means an “accredited investor” as defined in Rule 501(a) under the Securities Act, who is not also a QIB.

“Acquired Debt” means with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, including Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person at the time such asset is acquired by such specified Person.

“Acquisition Agreement” means the Share Purchase Agreement dated as of April 8, 2011, among the Company, Cash Money Group Inc., Joseph Genova, the J.P. Genova Family Trust and 2275958 Ontario Inc.

“Additional Notes” means any Notes issued after the date of this Indenture from time to time in accordance with the terms of this Indenture including the provisions of Sections 2.02, 2.14 and 5.09.

“Administrative Agent” means the administrative agent under the Credit Agreement or any successor thereto.

“Affiliate ” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. No Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

“Agent” means any Registrar, Paying Agent, any co-Registrar or any additional Paying Agent.

“AI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the Original Issue Discount Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Accredited Investors.

“Applicable Premium” means with respect to a Note at any redemption date, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note on March 1, 2019 (such redemption price being set forth in subsection (a) of Section 3.07 exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such Note through March 1, 2019 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 0.50%, over (B) the principal amount of such Note on such redemption date.

“Applicable Procedures” means, with respect to any tender, redemption, payment, transfer or exchange of beneficial interests in a Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that are applicable to such tender, redemption, payment, transfer or exchange.

“Asset Sale” means:

(1) the sale, lease, transfer, conveyance or other disposition of any assets; provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole, or the Company and its Restricted Subsidiaries, taken as a whole, as applicable, will be governed by the provisions of Section 5.14 and/or the provisions of Section 6.01 and not by the provisions of Section 5.10;

(2) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company’s Restricted Subsidiaries; and

(3) an Event of Loss.

In the case of clauses (1), (2) or (3), whether in a single transaction or a series of related transactions:

(A) that have a Fair Market Value in excess of $2.5 million; or

(B) for Net Proceeds in excess of $2.5 million.

Notwithstanding the foregoing, none of the following will be deemed to be an Asset Sale:

(1) a transfer of assets to the Company or any Restricted Subsidiary of the Company (other than a Receivables Entity);

(2) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(3) for purposes of Section 5.10 only, a Restricted Payment that is permitted by Section 5.07 or a Permitted Investment;

(4) the Incurrence of Permitted Liens and the disposition of assets subject to such Liens by or on behalf of the Person holding such Liens;

(5) the sale, transfer or other disposition of accounts in accordance with industry practice in connection with the compromise or collection thereof;

(6) any disposition of cash or Cash Equivalents;

(7) the lease, assignment or sub-lease of any property in the ordinary course of business;

(8) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(9) sales of assets that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any of its Restricted Subsidiaries;

(10) the license of patents, trademarks, copyrights, software applications and know-how to Restricted Subsidiaries of the Company and to third Persons in the ordinary course of business;

(11) the sale, transfer or other disposition of precious metals in the ordinary course of business;

(12) dispositions of motor vehicles securing consumer loans made by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13) sales of loans receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity; and

(14) transfers of loans receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” by a Receivables Entity in a Qualified Receivables Transaction.

“Bankruptcy Law” means any of Title 11, U.S. Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and the U.K. Insolvency Act 1986, each as now and hereafter in effect, any successors to such statutes and any other applicable bankruptcy, insolvency, winding-up, dissolution, restructuring, receivership, arrangement, liquidation, reorganization or similar law of any jurisdiction providing relief from or otherwise affecting the rights of creditors.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors or other governing body of the general partner of the partnership;

(3) with respect to a limited liability company, the board of directors, managers or other governing body, and in the absence of the same, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person or other individual or entity serving a similar function.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York or in the city of the Corporate Trust Office of the Trustee are authorized or obligated by law or executive order to close.

“Capital Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property which are required to be classified and accounted for as a capital lease or capitalized on a balance sheet of such Person determined in accordance with GAAP and the amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease or other arrangement prior to the first date upon which such lease or other arrangement may be terminated by the lessee without payment of a penalty; provided that any obligations of the Company and its Restricted Subsidiaries either existing on the date of this Indenture or created prior to the recharacterization described below (i) that were not included on the consolidated balance sheet of the Company as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations due to a change in accounting treatment or otherwise, shall for all purposes of this Indenture (including, without limitation, the calculation of Consolidated Net Income and Consolidated Cash Flow) not be treated as Capital Lease Obligations or Indebtedness.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity other than a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of the issuing Person;

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with such Capital Stock.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally Guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

(2) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or banker’s acceptances having maturities of one year or less from the date of acquisition issued by any lender to the Company or any of its Subsidiaries or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000;

(3) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Group (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition;

(4) repurchase obligations of any financial institution satisfying the requirements of clause (2) of this definition, having a term of not more than 30 days, with respect to securities issued or fully Guaranteed or insured by the United States government;

(5) securities with maturities of one year or less from the date of acquisition issued or fully Guaranteed by any state of the United States, by any political subdivision or taxing authority of any such state or by any foreign government, the securities of which state, political subdivision, taxing authority or foreign government (as the case may be) have one of the two highest rating obtainable from either S&P or Moody’s;

(6) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any financial institution satisfying the requirements of clause (2) of this definition;

(7) money market, mutual or similar funds that invest at least 95% of their assets in assets satisfying the requirements of clauses (1) through (6) of this definition;

(8) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000; and

(9) with respect to Foreign Subsidiaries only, any Investments outside of the United States that are functional foreign equivalents in all material respects to the Cash Equivalents described in clauses (1) through (5) above.

“Cash Management Obligations” means, with respect to any Person, all obligations of such Person in respect of overdrafts and liabilities owed to any other Person that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions.

“CFC” means a controlled foreign corporation within the meaning of Section 957(a) of the Code and any entity that wholly-owns the stock of a CFC and which is disregarded for United States federal income purposes as an entity that is separate from its owner.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than the Permitted Holders;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) other than the Permitted Holders, becomes the “beneficial owner” (as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (3) such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting stock of the Company; or

(4) the consummation of the first transaction (including any merger or consolidation), the result of which is that any “person” (as defined above) other than the Permitted Holders becomes the “beneficial owner” (as defined above), directly or indirectly, of more of the voting stock of the Company than is at that time beneficially owned by the Permitted

Holders in the aggregate (except that for purposes of this clause (4) such Permitted Holders shall be deemed to have “beneficial ownership” of all shares of voting stock that such Permitted Holders have the right to acquire, whether such right is exercisable immediately or only after the passage of time); provided, that such transaction shall not constitute a Change of Control unless such “person” then owns, directly or indirectly, in the aggregate, more than 35% of the voting stock of the Company.

“Clearstream” means Clearstream Banking, societe anonyme, Luxembourg (or any successor thereto).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means the collateral securing the Indenture Obligations.

“Collateral Agent ” means TMI Trust Company, in its capacity as Collateral Agent under the Collateral Documents, together with its successors in such capacity.

“Collateral Documents” means the Security Agreement, the Pledge Agreement, the Mortgages and any other agreement, document or instrument pursuant to which a Lien is granted by the Company or a Guarantor to secure any Indenture Obligations and any Pari Passu Payment Lien Obligations or under which rights or remedies with respect to any such Lien are governed.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus:

(1) an amount equal to any extraordinary or non-recurring loss, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(2) an amount equal to any net loss realized in connection with an Asset Sale, the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness by such Person or its Restricted Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(3) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(4) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period; plus

(5) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) to the extent deducted in computing such Consolidated Net Income; plus

(6) without duplication of the application of clause (4) of the definition of Consolidated Net Income, write offs, write downs or impairment of goodwill or other intangible assets, unrealized mark to market losses, and other non cash charges and expenses (excluding any such other non cash charge or expense to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent deducted in computing such Consolidated Net Income; plus

(7) any fees or expenses relating to a Qualified Receivables Transaction, to the extent such fees or expenses are deducted in computing Consolidated Net Income; plus

(8) any one-time, non-recurring expenses or charges related to any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under this Indenture (including a refinancing thereof), whether or not successful, including (i) such fees, expenses or charges related to the offering of the Notes and the Credit Agreement and (ii) any amendment or other modification of this Indenture, in each case, deducted in computing Consolidated Net Income; minus

(9) all non-cash items to the extent that such non-cash items increased Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

Notwithstanding the foregoing, the provision for taxes based on income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers’ acceptance financings, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations); provided that the amortization or write-off of capitalized financing or debt issuance costs shall be excluded; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person to the extent that such Indebtedness is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on the assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon).

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that:

(1) solely for the purpose of Section 5.07, the Net Income of any Person that is not a Restricted Subsidiary of such Person, or that is accounted for by the equity method of accounting shall be included, but only to the extent of the amount of dividends or distributions that have been distributed in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction has been legally waived;

(3) the cumulative effect of a change in accounting principles shall be excluded;

(4) the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets or liabilities of Foreign Subsidiaries resulting from the application of GAAP and the amortization of intangibles of Foreign Subsidiaries arising from the application of GAAP, including pursuant to ASC 805, Business Combinations, ASC 350, Intangibles-Goodwill and Other, or ASC 360, Property, Plant and Equipment, as applicable, shall be excluded; and

(5) Consolidated Net Income shall not be reduced by any fees and expenses paid or payable in respect of the offering contemplated hereby, the application of the use of proceeds therefrom and related transactions.

“Consolidated Tangible Assets” means with respect to the Company as of any date, the aggregate of the assets of the Company and its Restricted Subsidiaries, excluding goodwill and any other assets properly classified as intangible assets in accordance with GAAP, shown on the balance sheet for the most recently ended fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt” means, as of any date of determination, an amount equal to the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any acquisition permitted under this Indenture), with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of the term “Consolidated Total Leverage Ratio.”

“Consolidated Total Leverage Ratio” means, with respect to any specified Person, as of any date of determination, the ratio of (i) the Consolidated Total Debt to (ii) Consolidated Cash Flow of such Person for the most recently ended four fiscal quarters for which internal financial statements are available. In the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Consolidated Total Leverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Total Leverage Ratio is made (the “Calculation Date”), the Consolidated Total Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock (including the application of any proceeds therefrom), as if the same had occurred at the beginning of the applicable four quarter reference period. In addition, for purposes of making the computation referred to above:

(1) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four quarter reference period and Consolidated Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities (adjusted to exclude (A) the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the acquired entities to the extent such costs are eliminated and not replaced and (B) the amount of any reduction in general, administrative or overhead costs of the acquired entities, in each case, as determined in good faith by an officer of the Company);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded;

(3) any Person that is a Restricted Subsidiary of the Company on the Calculation Date will be deemed to have been a Restricted Subsidiary of the Company at all times during such four quarter period;

(4) any Person that is not a Restricted Subsidiary of the Company on the Calculation Date will be deemed not to have been a Restricted Subsidiary of the Company at any time during such four quarter period; and

(5) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Consolidated Working Capital” means, with respect to any Person, at any date of determination, the excess of (a) the sum of all amounts (other than cash and cash equivalents) that would, in conformity with GAAP, be set forth opposite the captions (i) “total current assets” (or any like caption) or (ii) “consumer loans receivable” (or any like caption) set forth under “long-term assets” (or any like caption), in each case, on a consolidated balance sheet of such

Person and its Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries on such date other than the current portion of any long-term Indebtedness.

“Corporate Trust Office of the Trustee” shall be the address of the Trustee specified in Section 12.01 or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means the Credit Agreement, dated as of November 17, 2016, by and among the Company, CURO Intermediate Holdings Corp., the several lenders from time to time parties thereto and the Administrative Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.

“Credit Facility” means one or more debt facilities, including the Credit Agreement, or other financing arrangements (including commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit, bankers acceptances or other indebtedness, including any notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, extended, renewed, restated, supplemented, replaced (whether or not upon termination and whether with the original lenders, institutional investors or otherwise), refinanced (including through the issuance of debt securities), restructured or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Facility or a successor Credit Facility, whether by the same or any other agent, lender or group of lenders (or institutional investors).

“CSO Obligations” means obligations to purchase, or other Guarantees of, consumer loans the making of which were facilitated by the Company or a Restricted Subsidiary of the Company acting as a credit services organization or other similar service provider.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default shall be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means a clearing agency registered under the Exchange Act that is designated to act as Depositary for the Notes until a successor Depositary shall have been appointed and become such pursuant to the applicable provisions of this Indenture, and, thereafter, “Depositary” shall mean or include such successor Depositary. The Depositary initially is DTC.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 5.10.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Subsidiary of the Company; provided that any such conversion or exchange will be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to the 91st day after the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring on or prior to the 91st day after the Stated Maturity of the Notes will not constitute Disqualified Stock if the terms of such Capital Stock provide that such Person may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company’s purchase of the Notes as are required to be purchased pursuant to Sections 5.10 and 5.14.

“Domestic Subsidiary” means any Restricted Subsidiary other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company, a New York corporation.

“Escrow Note” means that certain Promissory Note, dated May 12, 2011, made in favor of the J.P. Genova Family Trust by a Restricted Subsidiary of the Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for Capital Stock).

“Equity Offering” means a sale for cash of either (1) common equity securities or units including or representing common equity securities of the Company (other than to a Subsidiary of the Company) or (2) common equity securities or units including or representing common equity securities of a Parent Entity (other than to a Subsidiary of the Company) to the extent that the net proceeds therefrom are contributed to the common equity capital of the Company.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System (or any successor thereto).

“Event of Loss” means, with respect to any property or asset, any (i) loss or destruction of, or damage to, such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

“Excess Cash Flow” means, with respect to any Person for any period, Consolidated Cash Flow for such Person for such period adjusted as follows (i) plus or minus, respectively, any net decrease or increase in the Consolidated Working Capital of such Person for such period; provided that the amount of any reduction of Excess Cash Flow pursuant to this clause (i) attributable to any increase in gross loans receivable of such Person for such period shall not exceed an amount equal to 25% of the gross loans receivable of such Person and its Restricted Subsidiaries set forth on such Person’s audited consolidated balance sheet as of the end of such period; provided further that if such Person makes an Excess Cash Flow Offer for such period or any other offer in the open market on terms, conditions and at times as are substantially similar to those with respect to an Excess Cash Flow Offer for such period, in each case, to repurchase Notes in an aggregate principal amount of at least $25.0 million, then the cap set forth in the immediately preceding proviso shall be inapplicable to the calculation of Excess Cash Flow for such period; (ii) minus the sum, without duplication, of (A) the aggregate amount of capital expenditures made in cash (other than any such capital expenditures made with Asset Sale proceeds (without giving effect to the threshold set forth in the definition thereof)) by such Person and its Restricted Subsidiaries during such period, (B) the cash portion of Consolidated Interest Expense paid by such Person and its Restricted Subsidiaries during such period, (C) the aggregate amount (without duplication) of all income and franchise taxes paid in cash by such Person and its Restricted Subsidiaries during such period, (D) cash expenditures actually made in connection with the acquisition of a business or assets of another Person that are used or useful in a Similar Business permitted under this Indenture (other than any such cash expenditures made with Asset Sale proceeds (without giving effect to the threshold set forth in the definition thereof)) by such Person and its Restricted Subsidiaries during such period, (E) any reduction in the principal amount of Indebtedness (other than the Notes or any Indebtedness that is subordinated to the Notes or any Notes Guarantee) of such Person and its Restricted Subsidiaries resulting from principal payments made thereon during such period (provided that (i) such Indebtedness has been incurred in accordance with this Indenture and (ii) to the extent such Indebtedness is revolving in nature, such payment shall have been accompanied by a concurrent corresponding permanent reduction in the revolving commitment relating thereto) and (F) all amounts added back pursuant to clauses (1), (7) and (8) of the definition of “Consolidated Cash Flow” to the extent paid in cash by such Person and its Restricted Subsidiaries during such period, and (iii) plus the amount of cash received by such Person and its Restricted Subsidiaries during such period from any Qualified Receivables Transaction.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Assets” means:

(1) the voting Capital Stock of any CFC in excess of 65% of all of the outstanding voting Capital Stock of such CFC;

(2) motor vehicles covered by certificates of title or ownership to the extent that a security interest cannot be perfected solely by filing a UCC-1 financing statement (or similar instrument);

(3) (x) real property owned by the Company or any of the Guarantors in fee simple that has a Fair Market Value of less than $2.5 million and (y) leasehold interests in real property with respect to which the Company or any Guarantor is a tenant or subtenant;

(4) rights under any contracts that contain a valid and enforceable prohibition on assignment of such rights (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity), but only for so long as such prohibition exists and is effective and valid;

(5) property and assets owned by the Company or any Guarantor that are the subject of Permitted Liens described in clause (7) of the definition thereof for so long as such Permitted Liens are in effect and the Indebtedness secured thereby otherwise prohibits any other Liens thereon, but only for so long as such prohibition exists and is effective and valid;

(6) deposit accounts of the Company or any Guarantor exclusively used for payroll, payroll taxes and other employee wage and benefit payments;

(7) property or assets owned by any Subsidiary of the Company that is not a Guarantor;

(8) any application for registration of a trademark filed with the United States Patent and Trademark Office on an intent-to-use basis until such time (if any) as a statement of use or amendment to allege use is accepted by such office, at which time such trademark shall automatically become part of the Collateral and subject to the security interest of this Agreement;

(9) letter of credit rights in favor of the Company or any Guarantor that do not secure the Company’s or such Guarantor’s obligations under any Credit Facility;

(10) Equity Interests in any joint venture only to the extent and for so long as a pledge thereof is not permitted by the terms of the joint venture or other agreement under which such joint venture is organized;

(11) any segregated deposits that constitute Permitted Liens under clauses (5), (6), (9), (11), (12) and (19) of the definition of Permitted Liens, in each case, that are prohibited from being subject to other Liens; and

(12) proceeds and products from any and all of the foregoing excluded assets described in clauses (1) through (11), unless such proceeds or products would otherwise constitute Collateral securing the Notes.

Notwithstanding the foregoing, to the extent that the Company or a Guarantor grants a Lien on any asset or right described in clause (1) through (12) above to secure any First Priority Claims or any Pari Passu Payment Lien Obligations, such asset or right shall not constitute “Excluded Assets.”

“Excluded Contributions” means the net cash proceeds and/or Cash Equivalents received by the Company after the date of this Indenture from:

(1) contributions to its common equity capital; and

(2) the sale (other than to the Company or to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary of the Company) of Capital Stock (other than Disqualified Stock) of the Company;

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed on or promptly after the date of such contribution or sale, the proceeds of which are excluded from the calculation set forth in Section 5.07(a)(iv)(C).

“Existing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries outstanding on the date of this Indenture (other than the Existing SPV Facility) until such Indebtedness is repaid.

“Existing SPV Facility” means the five-year non-recourse revolving credit facility, dated as of November 17, 2016, among CURO Receivables Finance I, LLC, Victory Park Management, LLC and certain other lenders party thereto.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company, as applicable; provided, however, that with respect to any such value less than $5.0 million, only the good faith determination of the Company’s senior management shall be required.

“FFL Group” means (i) Friedman Fleischer & Lowe, LLC and its Affiliates and (ii) any investment vehicle that is managed (whether through ownership of securities having a majority of the voting power or through management of investments) by any Person listed in clause (i), but excluding any portfolio companies (other than the Company) of any such Person.

“First Priority Agent” means the agent designated as such under the Intercreditor Agreement and shall initially be the Administrative Agent, together with its successors and permitted assigns in such capacity.

“First Priority Cash Management Obligations” means any Cash Management Obligations secured by any Collateral under the First Priority Collateral Documents.

“First Priority Claims” means (a) Indebtedness under Credit Facilities permitted pursuant to clauses (i) and/or (xvii) of the definition of the term “Permitted Debt,” (b) First Priority Cash Management Obligations and First Priority Hedging Obligations and (c) all other Obligations of the Company and the Guarantors under the documents relating to Indebtedness described in clauses (a) and (b) above.

“First Priority Collateral Documents” means the First Priority Security Agreement, the First Priority Pledge Agreement, the First Priority Mortgages and any other agreement, document or instrument pursuant to which a Lien is granted (or purported to be granted) securing any First Priority Claims or under which rights or remedies with respect to such Liens are governed.

“First Priority Hedging Obligations” means any Hedging Obligations that are permitted to be incurred under clause (vii) of the definition of the term “Permitted Debt” and that are secured (or purported to be secured) by any collateral under the First Priority Collateral Documents.

“First Priority Mortgages” means a collective reference to each mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on real property owned by the Company or any Guarantor is granted to secure any First Priority Claims or under which rights or remedies with respect to any such Liens are governed.

“First Priority Pledge Agreement” means the Pledge Agreement, to be dated as of the date of this Indenture, among the Company and the Guarantors in favor of the First Priority Agent, as amended or supplemented from time to time in accordance with its terms.

“First Priority Security Agreement” means the Security Agreement, to be dated as of the date of this Indenture, among the Company and the Guarantors in favor of the First Priority Agent, as amended or supplemented from time to time in accordance with its terms.

“Foreign Subsidiary” means any Restricted Subsidiary incorporated or organized in a jurisdiction other than the United States or any state thereof or the District of Columbia and any Restricted Subsidiary that wholly-owns the stock of a CFC and which is disregarded for United States federal income tax purposes as an entity that is separate from its owner.

“Founders” means each of (i) Doug Rippel, (ii) Chad Faulkner, (iii) Mike McKnight, (iv) Joseph Genova, (v) the J.P. Genova Family Trust and (vi) any (a) spouse or lineal descendent (whether natural or adopted) of any Person listed in clauses (i) through (v) or (b) trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of such Person and/or any of the Persons referred to in the immediately preceding clause (a).

“GAAP” means generally accepted accounting principles in the United States of America, as in effect on the date of this Indenture and as commonly applied to private companies, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) the statements and pronouncements of the Financial Accounting Standards Board; and

(3) such other statements by such other entity as have been approved by a significant segment of the accounting profession.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b) or 2.06(d).

“Global Note Legend” means the legend set forth in Section 2.06(g)(2), which is required to be placed on all Global Notes issued under this Indenture.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person to:

(1) purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness;

(2) purchase property, securities or services for the purposes of assuring the holder of such Indebtedness of the payment of such Indebtedness; or

(3) maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness;

provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means each Domestic Subsidiary of the Company (other than any Receivables Entities or Immaterial Subsidiaries) and any other Restricted Subsidiary of the Company, in each case, that executes a Notes Guarantee in accordance with the provisions of this Indenture.

“Holder” means a Person in whose name a Note is registered.

“Immaterial Subsidiary” means any Restricted Subsidiary of the Company that (i) has tangible assets together with all other Immaterial Subsidiaries (as determined in accordance with GAAP) of less than 2.0% of the Company’s Consolidated Tangible Assets measured at the end of the most recent fiscal period for which internal financial statements are available and on a pro forma basis giving effect to any acquisitions or dispositions of companies, division or lines of business since such balance sheet date and on or prior to the date of acquisition of such Subsidiary and (ii) has gross revenue together with all other Immaterial Subsidiaries (as determined in accordance with GAAP) for the period of four consecutive fiscal quarters ending on such date of less than 2.0% of the consolidated revenue of the Company and its Restricted Subsidiaries for such period (measured for the four quarters ended most recently for which internal financial statements are available and on a pro forma basis giving effect to any acquisitions or dispositions of companies, division or lines of business since the start of such four quarter reference period); provided that (i) a Restricted Subsidiary of the Company that no longer meets the foregoing requirements of this definition shall no longer constitute an Immaterial Subsidiary and (ii) any Restricted Subsidiary that incurs or Guarantees Indebtedness incurred under a Credit Facility or any Pari Passu Payment Lien Document shall not constitute an Immaterial Subsidiary.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume (pursuant to a merger, consolidation, acquisition or other transaction), Guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness. Indebtedness otherwise Incurred by a Person before it becomes a Subsidiary of the Company will be deemed to have been Incurred at the time it becomes such a Subsidiary.

“Indebtedness ” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

(1) obligations of such Person in respect of principal for money borrowed;

(2) obligations of such Person in respect of principal evidenced by bonds, debentures, notes or other similar instruments;

(3) every reimbursement obligation of such Person with respect to letters of credit, banker’s acceptances or similar facilities issued for the account of such Person, other than obligations with respect to letters of credit securing obligations, other than obligations referred to in clauses (1), (2) and (5), entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 10th day following payment on the letter of credit;

(4) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade payables, credit on open account, provisional credit, accrued liabilities or similar terms arising in the ordinary course of business which are not overdue by more than 30 days or which are being contested in good faith);

(5) every Capital Lease Obligation of such Person;

(6) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the time of determination plus accrued but unpaid dividends;

(7) every net payment obligation of such Person under interest rate swap, cap, collar or similar agreements or foreign currency hedge, exchange or similar agreements of such Person (collectively, “Hedging Obligations”); and

(8) every obligation of the type referred to in clauses (1) through (7) of this definition of another Person the payment of which, in either case, such Person has Guaranteed or is liable, directly or indirectly, as obligor, guarantor or otherwise, to the extent of such Guarantee or other liability.

Notwithstanding the foregoing, Indebtedness shall not include CSO Obligations.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indenture Documents” means the Notes, this Indenture, the Notes Guarantees, the Collateral Documents and the Intercreditor Agreement.

“Indenture Obligations” means all Obligations in respect of the Notes or arising under the Indenture Documents, including the fees and expenses (including, without limitation, fees, expenses and disbursements of agents, counsel and professional advisors) of the Trustee and Collateral Agent. Indenture Obligations shall include all interest accrued (or which would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement of an insolvency or liquidation proceeding in accordance with and at the rate specified in the relevant Indenture Document whether or not the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding.

“ Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons, in each case of nationally recognized standing that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Purchasers” means Jefferies LLC and Stephens Inc.

“Intercreditor Agreement” means the intercreditor agreement, dated as of the date of this Indenture, between the First Priority Agent and the Collateral Agent, as it may be amended, restated, supplemented and/or otherwise modified from time to time.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commissions, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company or a Restricted Subsidiary of the Company for consideration consisting of common equity securities of the Company or such Restricted Subsidiary shall not be deemed to be an Investment. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of. For purposes of the definition of “Unrestricted Subsidiary” and Section 5.07:

(1) Investments shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary of the Company will be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Company or a Restricted Subsidiary of the Company in respect of such Investment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, encumbrance or hypothecation of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest in and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Mortgages” means a collective reference to each mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on real property owned by the Company or any Guarantor is granted to secure any Indenture Obligations or under which rights or remedies with respect to any such Liens are governed.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (A) any Asset Sale or (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (2) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions) and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than any Credit Facility or Pari Passu Indebtedness) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary of the Company) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Custodian” means the Trustee, as custodian for the Depositary with respect to the Notes in global form, or any successor entity thereto.

“Notes Guarantee” means, collectively, the Guarantees of the Guarantors set forth in Article 11.

“Notes Secured Parties” means, collectively, the Collateral Agent, the Trustee and the Holders.

“Obligations” means any principal, interest (including, with respect to the Notes, interest that accrues after the commencement of an insolvency or bankruptcy case, regardless of whether such interest is an allowed claim under such case), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Company’s offering memorandum, dated February 1, 2017, relating to the initial offering of the Notes.

“Officer” means, with respect to any Person, the chairman of the board, chief executive officer, chief financial officer, president, any executive vice president, senior vice president or vice president, the treasurer, principal accounting officer or the secretary of such Person.

“Officers’ Certificate” means a certificate signed by the Chairman of the Board of Directors, the President, a Vice President or the Chief Financial Officer, and by the Treasurer, Assistant Treasurer, Secretary or the Assistant Secretary of the Company and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Original Issue Discount Legend” means the legend set forth in Section 2.06(g)(4), which is required to be placed on all Global Notes issued under this Indenture.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Parent Entity” means any direct or indirect parent of the Company.

“Pari Passu Indebtedness” means any Indebtedness (other than any Indebtedness evidenced by an a Additional Note or related Notes Guarantee) (1) that is permitted to be incurred under Section 5.09 and (2) that is secured on a pari passu basis with the Notes and the Notes Guarantees, as applicable, by a Permitted Lien described in clause (16) of the definition thereof; provided that (i) such Indebtedness is so designated as Pari Passu Indebtedness in an Officers’ Certificate delivered to the Collateral Agent and (ii) an authorized representative of the holders of such Indebtedness shall have executed and delivered a supplement to the Intercreditor Agreement and an Accession Agreement.

“Pari Passu Indebtedness Secured Parties ” means, collectively, the agent, the trustee or other representative, if any, and the holders of Pari Passu Indebtedness identified in a supplement to the Intercreditor Agreement and an Accession Agreement.

“Pari Passu Payment Lien Documents” means any loan agreement, indenture or other instrument that evidences or governs any Pari Passu Indebtedness and all other related documents identified in a supplement to the Intercreditor Agreement.

“Pari Passu Payment Lien Obligations” means all Obligations (including interest that accrues after the commencement of an insolvency or bankruptcy case, regardless of whether such interest is an allowed claim under such case) outstanding under the Pari Passu Payment Lien Documents.

“Permitted Holders” means the Founders and the FFL Group.

“Permitted Investments” means:

(1) any Investment in the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity);

(2) any Investment in cash or Cash Equivalents or the Notes;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary of the Company (other than a Receivables Entity) or (B) such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity);

(4) any Investment existing on the date of this Indenture or made pursuant to binding commitments in effect on the date of this Indenture or an Investment consisting of any extension, modification or renewal of any Investment existing on the date of this Indenture; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the date of this Indenture or (y) as otherwise permitted under this Indenture;

(5) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 5.10;

(6) Hedging Obligations that are Incurred by the Company or any of its Restricted Subsidiaries for the purpose of fixing or hedging (A) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding or (B) currency exchange risk in connection with existing financial obligations and not for purposes of speculation;

(7) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;

(8) loans and advances to officers, directors and employees of the Company and its Restricted Subsidiaries in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding;

(9) any Investment consisting of a Guarantee permitted by Section 5.09;

(10) Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with dispositions of assets permitted pursuant to this Indenture;

(11) Investments received in settlement of bona fide disputes or as distributions in bankruptcy, insolvency, foreclosure or similar proceedings;

(12) advances to customers or suppliers in the ordinary course of business;

(13) Investments consisting of purchases and acquisitions of supplies, materials and equipment or purchases or contract rights or licenses of intellectual property, in each case in the ordinary course of business;

(14) receivables owing to the Company or any of its Restricted Subsidiaries if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(15) CSO Obligations of the Company and its Restricted Subsidiaries;

(16) Investments consisting of obligations of officers and employees to the Company or its Restricted Subsidiaries in connection with such officers’ and employees’ acquisition of Equity Interests in the Company (other than Disqualified Stock) so long as no cash is actually advanced by the Company or any of its Restricted Subsidiaries in connection with the acquisition of such obligations);

(17) Investments in a Receivables Entity, or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness; provided, however, that any Investment in a Receivables Entity is in the form of a purchase money note, contribution of additional receivables or an equity interest; and

(18) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding, not to exceed $5.0 million.

“Permitted Liens” means:

(1) Liens securing First Priority Claims;

(2) Liens in favor of the Company or a Guarantor;

(3) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or a Restricted Subsidiary of the Company, provided that such Liens were not created in connection with, or in contemplation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or a Restricted Subsidiary of the Company;

(4) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were not created in connection with, or in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, workmen’s compensation or unemployment obligations or other obligations of a like nature, or to secure letters of credit issued with respect to such obligations, Incurred in the ordinary course of business;

(6) Liens consisting of deposits in connection with leases or other similar obligations, or securing letters of credit issued in lieu of such deposits, incurred in the ordinary course of business, and cash deposits in connection with acquisitions otherwise permitted under this Indenture;

(7) Liens securing Indebtedness (including Capital Lease Obligations) permitted by Section 5.09(b)(iii) covering only the assets acquired with such Indebtedness and directly related assets such as proceeds (including insurance proceeds), products, replacements, substitutions and accessions thereto;

(8) Liens existing on the date of this Indenture and replacement Liens that do not encumber additional assets, unless such encumbrance is otherwise permitted;

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent for more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(10) Liens securing Permitted Refinancing Debt, provided that the obligor under such Indebtedness was permitted to Incur such Liens with respect to the Indebtedness so refinanced under this Indenture and:

(a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness; and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(11) statutory and common law Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business with respect to amounts that are not yet delinquent for more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(12) Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(13) Liens arising from filings of Uniform Commercial Code financing statements or similar documents regarding leases or otherwise for precautionary purposes relating to arrangements not constituting Indebtedness;

(14) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(15) Liens securing Indenture Obligations;

(16) Liens securing Pari Passu Indebtedness; provided that the holders of such Pari Passu Indebtedness (or their designated representative or agent) shall have executed and delivered a supplement to the Intercreditor Agreement and an Accession Agreement to the Collateral Documents;

(17) Liens Incurred by the Company or any Restricted Subsidiary of the Company with respect to obligations in an aggregate principal amount that does not exceed $10.0 million at any one time outstanding;

(18) encumbrances or exceptions expressly permitted pursuant to the Mortgages;

(19) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including Liens securing letters of credit issued in the ordinary course of business in connection therewith;

(20) pledges of Equity Interests of an Unrestricted Subsidiary of the Company securing Non-Recourse Debt of such Unrestricted Subsidiary;

(21) Liens securing Indebtedness of Foreign Subsidiaries to the extent such Indebtedness is permitted under Section 5.09(b)(xi); provided, however, that such Liens only extend to the assets of the Foreign Subsidiaries that are obligors with respect to such Indebtedness; and

(22) any Lien on loans receivable and related assets of the types specified in the definition of “Qualified Receivables Transaction” transferred to a Receivables Entity or on assets of a Receivables Entity, in each case, Incurred in connection with a Qualified Receivables Transaction.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest in connection with or in respect of any referenced Indebtedness.

“Permitted Payments to Parent” means the declaration and payment of dividends or other payments to, or the making of loans to, any Parent Entity in amounts required for any Parent Entity (and, in the case of clause (3) below, its direct or indirect members), to pay, in each case without duplication:

(1) general corporate operating and overhead costs and expenses (including, without limitation, expenses related to reporting obligations and any franchise and similar taxes, and other fees and expenses required to maintain their corporate existence) of any Parent Entity to the extent such costs and expenses are reasonably attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(2) reasonable fees and expenses (other than to Affiliates of the Company) incurred in connection with any unsuccessful debt or equity offering or other financing transaction by such Parent Entity;

(3) for any taxable period for which the Company and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state, local or foreign income tax purposes of which a Parent Entity is the common parent (a “Tax Group”), the portion of any U.S. federal, foreign, state and local income and similar taxes (including alternative minimum taxes) of such Tax Group that are attributable to the taxable income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes that are attributable to the taxable income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments with respect to any taxable period does not exceed the amount that the Company and its Restricted Subsidiaries (and, if applicable, the Company’s Unrestricted Subsidiaries) would have been required to pay in respect of such U.S. federal, foreign, state and local income taxes with respect to such taxable period were such entities paying taxes separately from any such Parent Entity; and

(4) customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of such Parent Entity to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries.

“Permitted Refinancing Debt” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net cash proceeds of which are used to extend, refinance (including through the issuance of debt securities), renew, replace (whether or not upon termination and whether with the original lenders, institutional investors or otherwise), defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries, in whole or in part; provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount and premium, if any, plus accrued interest (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any fees and expenses Incurred in connection therewith);

(2) such Permitted Refinancing Debt has a final scheduled maturity date later than the final scheduled maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Debt is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary of the Company that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or would otherwise be permitted to Incur such Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock corporation, trust, unincorporated organization or government or agency or political subdivision thereof or any other entity.

“Pledge Agreement” means the Pledge Agreement, dated as of the date of this Indenture, among the Company and the Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(1).

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of the Restricted Subsidiaries pursuant to which the Company or any of the Restricted Subsidiaries may sell, convey or otherwise transfer to:

(1) a Receivables Entity (in the case of a transfer by the Company or any of the Restricted Subsidiaries); or

(2) any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any loans receivable (whether now existing or arising in the future) of the Company or any of the Restricted Subsidiaries, and any assets related thereto, including all collateral securing such loans receivable, all contracts and all Guarantees or other obligations in respect of such loans receivable, proceeds of such loans receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving loans receivable; provided, however, that the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the chief financial officer of the Company).

“Receivables Entity” means (a) a Wholly-Owned Subsidiary of the Company or (b) another Person engaging in a Qualified Receivables Transaction with the Company, in each case, that engages in no activities other than in connection with the financing of loans receivables and is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity, and in either of clause (a) or (b):

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such entity:

(A) is Guaranteed by the Company or any Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings),

(B) is recourse to or obligates the Company or any Subsidiary of the Company in any way (other than pursuant to Standard Securitization Undertakings), or

(C) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings);

(2) the entity is not an Affiliate of the Company or is an entity with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms that the Company reasonably believes to be not materially less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(3) is an entity to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

Notwithstanding anything to the contrary contained herein, solely for purposes of the calculation of “Consolidated Interest Expense,” “Consolidated Tangible Assets” and “Consolidated Total Debt,” any Receivables Entity shall be deemed not to be a Restricted Subsidiary.

“Refinance ” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness (in each case, whether or not upon termination and whether with the original lenders, institutional investors or otherwise, including through the issuance of debt securities). “Refinanced” and “refinancing” shall have correlative meanings.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the Original Issue Discount Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend, the Original Issue Discount Legend and the Regulation S Temporary Global Note Legend, each as set forth in Section 2.06(g), deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(3).

“Responsible Officer” when used with respect to the Trustee, means any officer or employee within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject, and who shall, in each case, have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“SEC” means the Securities and Exchange Commission, or any successor agency thereto.

“Secured Parties” means, collectively, the Notes Secured Parties and the Pari Passu Indebtedness Secured Parties, if any.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Agreement ” means the Security Agreement, dated as of the date of this Indenture, among the Company and the Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date of this Indenture.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the date of this Indenture or any business that is similar, reasonably related, incidental, complementary or ancillary thereto, or a reasonable extension or expansion thereof.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company that, taken as a whole, are customary in a loans receivable transaction.

“Stated Maturity” when used with respect to any security or any installment of interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person (or a combination thereof) and (2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C §§ 77aaa-77bbbb), as in force on the date of this Indenture; provided, however, that in the event that the Trust Indenture Act of 1939 is amended after such date, “TIA” means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

“Treasury Rate” means, at any redemption date, the yield to maturity as of such redemption date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to March 1, 2019; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to March 1, 2019, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means TMI Trust Company, in its capacity as Trustee, until a successor or assign replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor or assign serving hereunder.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is designated by the Board of Directors of such Person as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of such Person, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 5.11, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“U.S. Government Obligation” means:

(1) any security which is: a direct obligation of the United States of America the payment of which the full faith and credit of the United States of America is pledged or an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, is not callable or redeemable at the option of the issuer thereof; and

(2) any depository receipt issued by a bank (as defined in the Securities Act) as custodian with respect to any U.S. Government Obligation and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depository receipt.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) under the Securities Act.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock of which (other than directors’ qualifying shares and nominal amounts required to be held by local nationals) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person (or any combination thereof).

Section 1.02 Other Definitions.

Term	Defined in Section
“Action”	13.10
“Ad Astra”	5.11
“Affiliate Transaction”	5.11
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Calculation Date”	Definition of Consolidated
Total Leverage Ratio
“Change of Control Offer”	5.14
“Change of Control Payment”	5.14
“Change of Control Payment Date”	5.14
“Company”	Recitals
“Covenant Defeasance”	9.03
“Custodian”	7.01
“Event of Default”	7.01
“Excess Cash Flow Offer”	5.16
“Excess Cash Flow Offer Amount”	5.16
“Excess Cash Flow Offer Period”	3.10
“Excess Cash Flow Purchase Date”	3.10
“Excess Proceeds”	5.10
“Hedging Obligations”	Definition of Indebtedness
“Initial Notes”	Recitals
“Legal Defeasance”	9.02
“Moody’s”	Definition of Cash Equivalents
“New Guarantor”	Section 11.02
“Notes”	Recitals
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent ”	2.03
“Payment Default”	7.01
“Permitted Debt”	5.09
“Premises”	5.21
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payments”	5.07
“S&P”	Definition of Cash Equivalents
“Tax Group”	Definition of Permitted
Payments to Parent

Section 1.03 Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. Except as expressly provided herein, the provisions of the TIA shall not apply hereto. All other terms used in this Indenture that are defined by the TIA, defined by the TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04 Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” means including without limitation;

(5) words in the singular include the plural, and in the plural include the singular;

(6) provisions apply to successive events and transactions;

(7) “will” shall be interpreted to express a command;

(8) references to sections of or rules under the Securities Act, Exchange Act or TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(9) references to any statute, law or regulation shall be deemed to refer to the same as from time to time amended and in effect and to any successor statute, law or regulation;

(10) references to the date the Notes were originally issued shall refer to the date of this Indenture;

(11) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(12) all references to Articles, Sections or subdivisions refer to Articles, Sections or subdivisions of this Indenture unless otherwise indicated.

ARTICLE 2

The Notes

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes shall bear interest and be payable upon the terms as set forth in Exhibit A.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S will be issued initially in the form of a Regulation S Temporary Global Note, which will be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Restricted Period will be terminated upon the receipt by the Trustee of an Officers’ Certificate from the Company.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note will be automatically deemed exchanged for beneficial interests in the Regulation S Permanent Global Note, which will be represented by the same global note certificate and by the same CUSIP number as the Regulation S Temporary Global Note (provided that the Regulation S Temporary Global Note Legend shall be deemed deleted therefrom). Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee will cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication.

At least one Officer of the Company must sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by an Officer of the Company (an “Authentication Order”), authenticate Notes for original issue up to the aggregate principal amount of the Notes that may be validly issued under this Indenture including (i) Initial Notes for original issuance in an aggregate principal amount of $470,000,000 and (ii) subject to compliance with Sections 2.14 and 5.09, any Additional Notes for original issuance from time to time after the date hereof.

All Notes issued under this Indenture (including Additional Notes) shall be treated as a single class of securities under this Indenture, including for purposes of any vote, consent, waiver or other act of Holders.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03 Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. Until the Trustee receives notice of the Company’s appointment of another entity as Registrar or Paying Agent, the Trustee will act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints DTC to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Note Custodian.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary of the Company) will have no further liability for the money. If the Company or a Subsidiary of the Company acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Company will otherwise comply with TIA § 312(a).

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Any Global Note will be exchanged by the Company for Definitive Notes if:

(1) the Depositary (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary within 90 days thereafter;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged for Definitive Notes prior to (a) the expiration of the Restricted Period and (b) the receipt of any certificates required under the provisions of Regulation S; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes and the Depositary has requested that Definitive Notes be issued.

Upon the occurrence of any of the preceding events described in subparagraphs (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c).

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1), the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (i) above;

provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee will adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h).

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the AI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this clause (4) at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this clause (4).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events described in paragraph (1), (2) or (3) of Section 2.06(a) and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to
Section 2.06(h), and the Company will execute and the Trustee will, upon receipt of an Authentication Order, authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding
Sections 2.06(c)(1)(A) and (C), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events described in paragraph (1), (2) or (3) of Section 2.06(a) and only if the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events described in paragraph (1), (2) or (3) of Section 2.06(a) and satisfaction of the conditions set forth in Section 2.06(b)(2), the Trustee will cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Company will execute and the Trustee will, upon receipt of an Authentication Order, authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the AI Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a

Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (2), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to clause (2) above or this clause (3) at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) [Intentionally Omitted]

(g) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS A NON-U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO SUCH PURCHASER IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, OR (C) IT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT, ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO IT IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, (D) TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (E) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE

EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S, OR REGISTRAR’S, AS APPLICABLE, RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE OR REGISTRAR. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note will bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.

PRIOR TO EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD (AS DEFINED IN REGULATION S (“REGULATION S”) UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)), THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES (AS DEFINED IN REGULATION S) OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, A U.S. PERSON (AS DEFINED IN REGULATION S), UNLESS SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT.”

(4) Original Issue Discount Legend. Each Global Note will bear the following legend:

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE. HOLDERS MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF OID, THE ISSUE PRICE, THE ISSUE DATE AND THE YIELD TO MATURITY, COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE RELATING TO THE NOTES BY CONTACTING THE ISSUER AT 3527 NORTH RIDGE ROAD, WICHITA, KANSAS 67205, ATTENTION: ROGER DEAN.

(h) Cancellation or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 5.10, 5.14, 5.16 and 10.04).

(3) Neither the Trustee nor the Registrar will be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar, the Trustee nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, the Registrar, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, the Registrar, any Agent or the Company will be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(9) The Trustee and the Registrar shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(10) Neither the Trustee nor any agent of the Trustee will have any responsibility for any actions taken or not taken by the Depositary.

(11) The Trustee will have no responsibility or obligation to any Participant or Indirect Participant or any other Person with respect to the accuracy of the books or records, or the acts or omissions, of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any Participant or Indirect Participant or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the Applicable Procedures. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its Participants or Indirect Participants.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company or if the Trustee receives credible evidence of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s standard requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee determined for itself and the Company determined for itself to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary of the Company or an Affiliate thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned will be so disregarded. Upon request of the Trustee, the Company will furnish to the Trustee promptly an Officers’ Certificate listing and identifying all Notes, if any, known by the Company to be owned or held by or for the account of any of the above described Persons, and the Trustee will be entitled to accept and rely upon such Officers’ Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any determination.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will, upon receipt of an Authentication Order, authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of canceled Notes in accordance with the Trustee’s standard procedures (subject to the record retention requirement of the Exchange Act). Certification of such disposal of all canceled Notes will be delivered to the Company upon request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 5.01. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice prepared by the Company that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 CUSIP Numbers.

The Company in issuing the Notes may use CUSIP, ISIN or other numbers, if then generally in use, and thereafter the Company and the Trustee may use such numbers in any notice issued pursuant to this Indenture, including any notice of redemption, provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or other notice and that reliance may be placed only on the other identification numbers printed on the Notes, and any such notice or notice of redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee in writing of any change in the CUSIP, ISIN or other numbers.

Section 2.14 Issuance of Additional Notes.

The Company will be entitled, from time to time, subject to its compliance with Section 5.09, without consent of the Holders, to issue Additional Notes under this Indenture with identical terms as the Initial Notes other than with respect to (i) the date of issuance, (ii) the issue price, (iii) the amount of interest payable on the first interest payment date and (iv) any adjustments in order to conform to and ensure compliance with the Securities Act (or other applicable securities laws) or to reflect differences with respect to original issue discount for U.S. federal income tax purposes.

With respect to any Additional Notes, the Company will set forth in an Officers’ Certificate pursuant to a resolution of the Board of Directors of the Company, copies of which shall be delivered to the Trustee, the following information:

(i) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(ii) the issue price, the issue date and the CUSIP number of such Additional Notes and the date on which interest on such Additional Notes shall begin to accrue.

ARTICLE 3

Redemption and Prepayment

Section 3.01 Notices to Trustee. If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (i) the subsection of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price. If the redemption price is not known at the time such notice is to be given, the actual redemption price, calculated as described in this Indenture or the terms of the Notes to be redeemed, will be set forth in an additional Officers’ Certificate of the Company delivered to the Trustee no later than two Business Days prior to the redemption date.

Section 3.02 Selection of Notes to be Redeemed. If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot to the extent practicable or by such other method in accordance with the Applicable Procedures of the Depositary; provided that no Notes of $2,000 or less shall be redeemed in part. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in minimum amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued (or book-entry notation made) in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, unless the Company defaults in the payment of the redemption price, interest shall cease to accrue on the principal amount of the Notes or portions thereof called for redemption. Except as provided in this Section 3.02, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03 Notice of Redemption. Subject to the provisions of Sections 3.09, 3.10, 5.14 and 5.16, at least 30 but not more than 60 days before the redemption date, the Company will mail or caused to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall be prepared by the Company, shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price;

(c) if any Note is to be redeemed in part only, the portion of the principal amount thereof to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) the CUSIP number; provided that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s written request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company will have delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

If any of the Notes to be redeemed are in the form of a Global Note, then the Company may modify such notice to the extent necessary to comply with the Applicable Procedures of the Depositary.

Section 3.04 Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. Notice of any redemption upon any Equity Offering or other securities offering or financing, or in connection with a transaction (or series of related transactions) that constitute a Change of Control, may, in the Company’s discretion, be given prior to the completion thereof and be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering, securities offering, financing or Change of Control. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

Section 3.05 Deposit of Redemption Price. Prior to 10:00 a.m., New York City time, on the redemption date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price and accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price and accrued interest on all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 5.01.

Section 3.06 Notes Redeemed in Part. If any Note is to be redeemed in part only, the notice of redemption sent pursuant to Section 3.03 that relates to such Note shall state the portion of the principal amount of that Note to be redeemed. Upon receipt of an Authentication Order, the Trustee will (i) cancel the original Note and (ii) authenticate for the Holder at the expense of the Company a new Note in principal amount equal to the unredeemed portion of the original Note in the name of the Holder thereof, or in the case of a Global Note make such notation on the schedule of exchanges to such Global Note.

Section 3.07 Optional Redemption. (a) On and after March 1, 2019, the Company may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on March 1 of each of the years set forth below.

Year	Percentage
2019	106.000%
2020	103.000%
2021 and thereafter	100.000%

(i) Prior to March 1, 2019, the Company may redeem up to 40% of the aggregate principal amount of the Notes (including Additional Notes) originally issued under this Indenture at a redemption price of 112.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date) if:

(1) such redemption is made with the proceeds of one or more Equity Offerings;

(2) at least 60% of the aggregate principal amount of the Notes (including Additional Notes) originally issued under this Indenture remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or any of its Subsidiaries); and

(3) the redemption occurs within 90 days of such Equity Offering.

(j) Prior to March 1, 2019, the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

(k) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06.

Section 3.08 Mandatory Redemption. Except as set forth in Sections 5.10, 5.14 and 5.16, the Company will not be required to make mandatory redemption or sinking fund payments or offers to purchase with respect to the Notes.

Section 3.09 Offer to Purchase by Application of Excess Proceeds. In the event that, pursuant to Section 5.10, the Company will be required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified in this Section 3.09.

The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will purchase the principal amount of Notes required to be purchased pursuant to Section 5.10 (the “Offer Amount”). Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 5.10 and the length of time the Asset Sale Offer shall remain open;

(b) the Offer Amount, the purchase price and the Purchase Date;

(c) that any Note not tendered or accepted for payment shall continue to accrue interest;

(d) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(e) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may only elect to have Notes in minimum denominations of $2,000, or integral multiples of $1,000 in excess thereof (unless such amount represents the entire principal amount of Notes held by such Holder), purchased;

(f) that Holders electing to have any Notes purchased pursuant to any Asset Sale Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent or the Depositary, as applicable, at the address specified in the notice prior to the close of business on the third Business Day preceding the Purchase Date, subject to the Applicable Procedures;

(g) that Holders shall be entitled to withdraw their election if the Paying Agent or the Depositary, as applicable, receives, not later than the close of business on the third Business Day preceding the Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased, subject to the Applicable Procedures;

(h) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Trustee will select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in minimum denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased), subject to the Applicable Procedures; and

(i) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

If any of the Notes subject to the Asset Sale Offer are in the form of a Global Note, then the Company may modify such notice to the extent necessary to comply with the Applicable Procedures of the Depositary.

On or before the Purchase Date, subject to the Applicable Procedures, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer (and not withdrawn), or, if less than the Offer Amount has been validly tendered, all Notes tendered (and not withdrawn), and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Paying Agent shall promptly (but in any case not later than five Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount received from the Company equal to the purchase price of the Notes validly tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail (or cause to be transferred by book-entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed (or caused to be transferred by book-entry) by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer promptly after the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

Section 3.10 Offer to Purchase by Application of Excess Cash Flow. In the event that, pursuant to Section 5.16, the Company will be required to commence an Excess Cash Flow Offer, it shall follow the procedures specified in this Section 3.10.

The Excess Cash Flow Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Excess Cash Flow Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Excess Cash Flow Purchase Date”), the Company will purchase the principal amount of Notes equal to the Excess Cash Flow Offer Amount. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Excess Cash Flow Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Excess Cash Flow Offer.

Upon the commencement of an Excess Cash Flow Offer, the Company will send, by first class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Excess Cash Flow Offer. The notice, which shall govern the terms of the Excess Cash Flow Offer, shall state:

(a) that the Excess Cash Flow Offer is being made pursuant to this Section 3.10 and Section 5.16 and the length of time the Excess Cash Flow Offer shall remain open;

(b) the Offer Amount, the purchase price and the Excess Cash Flow Purchase Date;

(c) that any Note not tendered or accepted for payment shall continue to accrue interest;

(d) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Excess Cash Flow Offer shall cease to accrue interest after the Excess Cash Flow Purchase Date;

(e) that Holders electing to have a Note purchased pursuant to an Excess Cash Flow Offer may only elect to have Notes in minimum denominations of $2,000, or integral multiples of $1,000 in excess thereof (unless such amount represents the entire principal amount of Notes held by such Holder), purchased;

(f) that Holders electing to have any Notes purchased pursuant to any Excess Cash Flow shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent or the Depositary, as applicable, at the address specified in the notice prior to the close of business on the third Business Day preceding the Purchase Date, subject to the Applicable Procedures;

(g) that Holders shall be entitled to withdraw their election if the Paying Agent or the Depositary, as applicable, receives, not later than the close of business on the third Business Day preceding the Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased, subject to the Applicable Procedures;

(h) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Excess Cash Flow Offer Amount, the Trustee will select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in minimum denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased), subject to the Applicable Procedures; and

(i) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

If any of the Notes subject to the Excess Cash Flow Offer are in the form of a Global Note, then the Company may modify such notice to the extent necessary to comply with the Applicable Procedures of the Depositary.

On or before the Purchase Date, subject to the Applicable Procedures, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Excess Cash Flow Offer (and not withdrawn), or, if less than the Offer Amount has been validly tendered, all Notes tendered (and not withdrawn), and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.10 The Paying Agent shall promptly (but in any case not later than five Business Days after the Excess Cash Flow Purchase Date) mail or deliver to each tendering Holder an amount received from the Company equal to the purchase price of the Notes validly tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail (or cause to be transferred by book-entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed (or caused to be transferred by book-entry) by the Company to the Holder thereof. The Company will publicly announce the results of the Excess Cash Flow promptly after the Excess Cash Flow Purchase Date.

Other than as specifically provided in this Section 3.10, any purchase pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

Section 3.11 Company May Acquire Notes. The Company or its Affiliates (or any Person acting on behalf of the Company or its Affiliates) may at any time and from time to time acquire the Notes by means other than redemption, including by tender offer, open market purchases, negotiated transactions or otherwise, so long as such acquisition is not prohibited by applicable securities laws or regulations or the terms of this Indenture. In accordance with, and subject to, Section 2.11, the Company may deliver such acquired Notes to the Trustee for cancellation.

ARTICLE 4

Satisfaction and Discharge

Section 4.01 Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect as to all outstanding Notes issued hereunder (except Sections 2.06, 2.07, 2.08, 8.01, 8.02, 8.07, 12.07, 12.15 and 13.11), and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture if:

(a) either:

(i) the Company will have paid or caused to be paid the principal of, premium, if any, and interest as and when the same shall have become due and payable;

(ii) all outstanding Notes (other than Notes which have been lost, stolen or destroyed and which have been replaced or paid as provided in Section 2.07) have been delivered to the Trustee for cancellation; or

(iii) all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the mailing of a notice of redemption or (ii) (A) shall become due and payable at their Stated Maturity within one (1) year or (B) are to be called for redemption within one (1) year under arrangements reasonably satisfactory to the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in trust of cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof in an amount sufficient to pay and discharge the principal, premium, if any, and interest on the Notes to the date of Stated Maturity or such redemption, as the case may be;

(b) the Company has paid all other sums payable by it under the Indenture Documents; and

(c) the Company has delivered an Officers’ Certificate and an Opinion of Counsel stating that all conditions for the satisfaction and discharge have been met.

Section 4.02 Application of Trust Money. Subject to the provisions of the last paragraph of Section 9.05, all money deposited with the Trustee pursuant to Section 4.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent), to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such funds need not be segregated from other funds except to the extent required by law.

ARTICLE 5

Covenants

Section 5.01 Payment of Notes. The Company will pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. New York City time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and installments of interest (without regard to any applicable grace period) at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful.

The Company will be responsible for making calculations called for under the Notes, including, but not limited to, determination of redemption price, premium, if any, and other amounts payable on the Notes, if any. The Company will make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders. The Company will provide a schedule of its calculations to the Trustee when applicable, and the Trustee is entitled to rely conclusively on the accuracy of the Company’s calculations without independent verification.

Section 5.02 Maintenance of Office or Agency. The Company will maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company will fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee one such office or agency of the Company.

Section 5.03 Reports. So long as any Notes are outstanding, the Company will furnish to the Holders or cause the Trustee to furnish to the Holders:

(1) within 120 days after the end of each fiscal year of the Company, all annual financial statements of the Company for such fiscal year that would be required to be contained in a filing with the SEC on Form 10 K if the Company were required to file such Form, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and a report on the annual financial statements by the Company’s certified independent accountants;

(2) within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, all quarterly financial statements that would be required to be contained in a filing with the SEC on Form 10 Q if the Company were required to file such Form, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company); and

(3) promptly, and in any event within ten (10) Business Days, after the occurrence of an event that the Company determines in its good faith judgment is material to holders, reports summarizing such event and containing substantially the same information that would be required to be filed with the SEC on Form 8 K if the Company were required to file such reports. Subject to the preceding sentence, such events shall include (i) entry into material definitive agreements, (ii) termination of a material definitive agreement, (iii) bankruptcy or receivership, (iv) completion of acquisition or disposition of assets, (v) creation of a direct financial obligations or an obligation under an off balance sheet arrangement, (vi) triggering events that accelerate or increase a material direct financial obligation or an obligation under an off balance sheet arrangement, (vii) costs associated with exit or disposal activities, (viii) material impairments of assets, (ix) material modification to rights of security holders, (x) changes in accountants, (xi) non reliance on previously issued financial statements or a related audit report or completed interim review, (xii) changes in control, (xiii) departure of directors or certain officers; election of directors; appointment of certain officers; compensatory arrangements of certain officers, (xiv) amendments to articles of incorporation or bylaws and (xv) change in fiscal year;

provided that reports provided pursuant to clauses (1) and (2) shall not be required to comply with (a) Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002 and Items 307, 308 and 402 of Regulation S-K, (b) Regulation G under the Exchange Act or item 10(e) of Regulation S-K with respect to any non-GAAP financial information contained therein or (c) Rule 3-10 (except for the inclusion of footnote disclosure of condensed consolidating financial information) or Rule 3-16 of Regulation S-X.

In addition, the Company agrees that, for so long as any Notes remain outstanding, it will use commercially reasonable efforts to hold and participate in quarterly conference calls with holders of Notes, beneficial owners of the Notes and securities analysts to discuss such financial information no later than ten business days after distribution of such financial information.

Furthermore, the Company agrees that, for so long as any Notes remain outstanding, it will furnish to the holders of Notes, any beneficial owner of the Notes, securities analysts and prospective investors, upon their request, the information and reports described above and any other information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The Company may satisfy its obligations in this Section 5.03 with respect to financial statements relating to the Company by furnishing financial statements relating to a Parent Entity; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences (if any) between the information relating to such Parent Entity of the Company (and other direct or indirect Parent Entities of the Company included in such information, if any), on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand; and provided, further that such Parent Entity of the Company has guaranteed the Notes and has no independent operations.

Section 5.04 Compliance Certificate. (a) The Company will deliver to the Trustee, within 120 days after the end of each fiscal year commencing with the fiscal year ending December 31, 2017, an Officers’ Certificate that need not comply with Section 12.03 or 12.04, one signer of which shall be the principal executive officer, principal financial officer, or principal accounting officer of the Company, stating that a review of the activities of the Company and its Affiliates during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company and the Guarantors have kept, observed, performed and fulfilled their obligations under the Indenture Documents, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge each of the Company and each Guarantor during the preceding fiscal year has kept, observed, performed and fulfilled each and every covenant contained in the Indenture Documents and is not in Default at the date of such certificate in the performance or observance of any of the terms, provisions and conditions of the Indenture Documents (or, if a Default or Event of Default shall have occurred and is continuing, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company or Guarantor is taking or proposes to take with respect thereto).

(b) The Company will, so long as any of the Notes are outstanding, deliver to the Trustee, within ten Business Days of any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 5.05 Taxes. The Company will pay, and will cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 5.06 Stay, Extension and Usury Laws. Each of the Company and the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Company and the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 5.07 Restricted Payments. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend on, or make any other payment or distribution in respect of, its Equity Interests (including any dividend or distribution payable in connection with any merger or consolidation involving the Company) or similar payment to the direct or indirect holders thereof in their capacity as such (other than any dividends or distributions payable solely in its Equity Interests (other than Disqualified Stock) and dividends or distributions payable to the Company or any of its Restricted Subsidiaries (and, if such Restricted Subsidiary has stockholders other than the Company or other Restricted Subsidiaries, to its other stockholders on no more than a pro rata basis));

(ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company held by any Person or any Equity Interests of any Restricted Subsidiary of the Company held by any Affiliate of the Company (in each case other than held by the Company or a Restricted Subsidiary of the Company), including in connection with any merger or consolidation and including the exercise of any option to exchange any Equity Interests (other than into Equity Interests of the Company that are not Disqualified Stock);

(iii) make any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to the scheduled maturity, scheduled repayment or scheduled sinking fund payment of the Escrow Note or any Indebtedness that is contractually subordinated in right of payment to the Notes or any Notes Guarantee thereof (other than the payment of interest and other than the purchase, repurchase or other acquisition of such Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(iv) make any Restricted Investment.

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Total Leverage Ratio test set forth in Section 5.09(a); and

(C) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of this Indenture (excluding Restricted Payments permitted by clauses (ii) through (xiv) of subsection (b) below), is, at the time of determination, less than the sum of:

(1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning on the first day of the fiscal quarter during which the date of this Indenture occurs and ending on the last day of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(2) 100% of the aggregate net cash proceeds received by the Company from a contribution to its common equity capital or from the issuance or sale of its Equity Interests (other than Disqualified Stock) subsequent to the date of this Indenture (other than an issuance or sale to a Subsidiary of the Company) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the date of this Indenture, plus

(3) the amount by which the principal amount of any Indebtedness of the Company or a Restricted Subsidiary of the Company is reduced upon the conversion or exchange (other than by a Restricted Subsidiary of the Company) subsequent to the date of this Indenture of any Indebtedness of the Company or a Restricted Subsidiary of the Company convertible or exchangeable for Equity Interests (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company or a Restricted Subsidiary of the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the net cash proceeds received by the Company or any Restricted Subsidiary of the Company from the sale of such Indebtedness (excluding net cash proceeds from sales to a Restricted Subsidiary of the Company), plus

(4) the amount equal to the sum of (x) the net reduction in the Restricted Investments made by the Company or any Restricted Subsidiary of the Company in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale or other disposition of such Investment and proceeds representing the return of capital (excluding dividends and distributions to the extent included in Consolidated Net Income), in each case realized by the Company or any Restricted Subsidiary of the Company, and (y) in the event that any Unrestricted Subsidiary of the Company is re-designated as a Restricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, that in each case have occurred subsequent to the date of this Indenture; provided, however, that the foregoing sum will not exceed, in the case of any such Person, the amount of Restricted Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary of the Company in such Person or Unrestricted Subsidiary, plus

(5) 100% of any dividends received by the Company or a Guarantor after the date of this Indenture from an Unrestricted Subsidiary of the Company, to the extent such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

(b) The foregoing provisions will not prohibit:

(i) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the irrevocable redemption notice, if at said date of declaration or notice, such payment would have complied with the provisions of this Indenture;

(ii) any Restricted Payment made in exchange for, or with the net cash proceeds from, the substantially concurrent sale of Equity Interests of the Company (other than any Disqualified Stock and other than Equity Interests issued or sold to a Subsidiary of the Company) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided that the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from clause (C)(2) of subsection (a) above;

(iii) the defeasance, redemption, repurchase, retirement or other acquisition of Indebtedness of the Company or any Guarantor that is contractually subordinated in right of payment to the Notes or to any Notes Guarantee in exchange for, or with the net cash proceeds from, an Incurrence of Permitted Refinancing Debt;

(iv) the redemption, repurchase, retirement or other acquisition for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by employees, former employees, directors, former directors, consultants or former consultants of the Company (or any of its Subsidiaries); provided that the aggregate amount of such repurchases and other acquisitions (excluding amounts representing cancellation of Indebtedness) shall not exceed $2.0 million in any fiscal year (plus the amount of net cash and proceeds received by the Company and its Restricted Subsidiaries (a) in respect of “key man” life insurance and (b) from the issuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries, to the extent that those amounts did not provide the basis for any previous Restricted Payment);

(v) payments of dividends on Disqualified Stock issued pursuant to Section 5.09;

(vi) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options;

(vii) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 5.07;

(viii) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (v) of Section 5.09(b);

(ix) the repurchase, redemption or other acquisition or retirement for value of any Indebtedness of the Company or any Guarantor that is contractually subordinated in right of payment to the Notes or to any Notes Guarantee (i) pursuant to provisions similar to those set forth in Section 5.14; provided that all Notes tendered by holders in connection with a Change of Control Offer have been repurchased, redeemed or acquired for value and (ii) pursuant to provisions similar to those set forth in Section 5.10; provided that all Notes tendered by holders in connection with an Asset Sale Offer have been repurchased, redeemed or acquired for value;

(x) the payments described under the caption “Use of Proceeds” in the Offering Memorandum made on or about the date of this Indenture;

(xi) reductions of principal on the Escrow Note resulting from setoff against indemnity claims or other claims against the vendors under the Acquisition Agreement;

(xii) Permitted Payments to Parent;

(xiii) Restricted Payments that are made with Excluded Contributions; or

(xiv) Restricted Payments in an amount that, when taken together with all Restricted Payments previously made pursuant to this clause (xiv) and then outstanding, does not exceed $10.0 million.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the assets proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

As of the date of this Indenture, all of the Subsidiaries of the Company will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary of the Company to become a Restricted Subsidiary of the Company except pursuant to the last sentence of the second paragraph under Section 5.15. For purposes of designating any Restricted Subsidiary of the Company as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time pursuant to Section 5.07 or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Section 5.08 Dividend and Other Payment Restrictions Affecting Subsidiaries. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to:

(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries with respect to its Capital Stock or any other interest or participation in, or measured by, its profits;

(ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(iii) make any loans or advances to the Company or any of its Restricted Subsidiaries; or

(iv) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(i) any agreements in effect or entered into on the date of this Indenture, including agreements governing Existing Indebtedness as in effect on the date of this Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof (in each case, regardless of whether such replacement or refinancing is consummated at the same time or later than the termination or repayment of the Indebtedness being refinanced or replaced), in whole or in part; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreements governing such Indebtedness as in effect on the date of this Indenture;

(ii) the Credit Agreement as in effect as of the date of this Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof (in each case, regardless of whether such replacement or refinancing is consummated at the same time or later than the termination or repayment of the Indebtedness being refinanced or replaced) and any additional Credit Facilities permitted under this Indenture; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or additional facilities are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the date of this Indenture;

(iii) the Indenture Documents;

(iv) applicable law and any applicable rule, regulation or order;

(v) customary non-assignment provisions in leases, licenses or other agreements entered into in the ordinary course of business;

(vi) purchase money obligations and Capital Lease Obligations that impose restrictions of the nature described in clause (iv) of Section 5.08(a) on the property so acquired;

(vii) any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition thereof;

(viii) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary of the Company in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(ix) Liens that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the asset or assets subject to such Lien;

(x) customary provisions limiting the disposition or distribution of assets or property in partnership, joint venture, asset sale agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(xi) Permitted Refinancing Debt, provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(xii) any such encumbrance or restriction with respect to any Foreign Subsidiary of the Company pursuant to an agreement governing Indebtedness incurred by such Foreign Subsidiary, (a) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially more restrictive to the holders of the Notes than the encumbrances and restrictions contained in the agreements described in clauses (i) and (ii) above (as determined in good faith by the Company), or (b) if such encumbrance or restriction is not materially more restrictive to the holders of the Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company’s ability to make the principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(xiii) any encumbrance or restriction existing under or by reason of contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity; and

(xiv) restrictions on cash or other deposits or net worth imposed by landlords, suppliers and customers under contracts entered into in the ordinary course of business.

Section 5.09 Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Debt) and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Guarantor may Incur Indebtedness (including Acquired Debt) and the Company may issue shares of

Disqualified Stock, if (i) the Consolidated Total Leverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock is issued would have been no greater than 3.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net cash proceeds therefrom, including the effect of acquisitions or repayments or redemptions of Indebtedness to be funded by such proceeds), as if the additional Indebtedness had been Incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four quarter period and (ii) such Indebtedness (including Acquired Debt) does not mature, is not mandatorily redeemable or prepayable pursuant to a sinking fund obligation or otherwise and is not redeemable or prepayable at the option of the holder thereof, in whole or in part, in each case, on or prior to the Stated Maturity of the Notes other than pursuant to provisions similar to those set forth in Sections 5.10 and 5.14.

(b) The foregoing provisions will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the Incurrence by the Company or any Guarantor (including any Guarantees thereof) of Indebtedness pursuant to Credit Facilities in an aggregate principal amount not to exceed as of any date of Incurrence the sum of (A) the greater of (i) $25.0 million and (ii) 5.0% of Consolidated Tangible Assets, plus (B) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently repay any such Indebtedness (and to correspondingly reduce commitments with respect thereto) pursuant to Section 5.10;

(ii) the Incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (other than Additional Notes) and the related Notes Guarantees;

(iii) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (including Capital Lease Obligations, mortgage financings or purchase money obligations) for the purpose of financing (or refinancing) all or any part of the purchase price or cost of construction or improvement of property (real or personal), plant or equipment used in the business of the Company or such Restricted Subsidiary that, added to all other Indebtedness Incurred pursuant to this clause (iii) and then outstanding, will not exceed $5.0 million;

(iv) the Incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund (in each case, whether or not upon termination and whether with the original lenders, institutional investors or otherwise, including through the issuance of debt securities), in whole or in part, Indebtedness that was Incurred pursuant to subsection (a) above or pursuant to clause (ii), (iv) or (viii) of this Section 5.09(b);

(v) the Incurrence of (a) intercompany Indebtedness of the Company, a Guarantor or any Restricted Subsidiary of the Company (other than a Receivables Entity) for so long as such Indebtedness is held by the Company or a Guarantor; provided that (i) such Indebtedness shall be unsecured and if owing by the Company or any Guarantor, contractually subordinated in all respects (other than with respect to the maturity thereof) to the obligations of the Company under the Notes or such Guarantor under its Notes Guarantee, as the case may be and (ii) if as of any date any Person other than the Company or a Guarantor owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than Permitted Liens of the type described in clause (1) of the definition thereof that secure First Priority Claims that are permitted under this Indenture or a Permitted Lien of the type described in clause (15) of the definition thereof), such date shall be deemed the incurrence of Indebtedness not permitted under this clause (v) by the issuer of such Indebtedness and (b) intercompany Indebtedness of the Company, any Guarantor or any Foreign Subsidiary of the Company for so long as such Indebtedness is held by a Foreign Subsidiary of the Company; provided that (i) if such Indebtedness is owing by the Company or any Guarantor, such Indebtedness shall be unsecured and contractually subordinated in all respects (other than with respect to the maturity thereof) to the obligations of the Company under the Notes or such Guarantor under its Notes Guarantee, as the case may be and (ii) if as of any date any Person other than such other Foreign Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than Permitted Liens of the type described in clause (20) of the definition thereof), such date shall be deemed the incurrence of Indebtedness not constituting Indebtedness permitted under this clause (v) by the issuer of such Indebtedness;

(vi) Guarantees by the Company or any Restricted Subsidiary of the Company of Indebtedness of the Company or any Restricted Subsidiary of the Company (other than a Receivables Entity) otherwise permitted hereunder so long as the Person giving such Guarantee could have Incurred the Indebtedness that is being Guaranteed; provided that if the Indebtedness being guaranteed (x) is subordinated to the Notes or a Notes Guarantee, then the Guarantee must be subordinated to the same extent as the Indebtedness being guaranteed or (y) is owed by any Restricted Subsidiary of the Company that is not a Guarantor, such Guarantee shall be subordinated to the prior payment in full of the Notes in the case of the Company or the Notes Guarantees in the case of a Guarantor;

(vii) the Incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are Incurred for the purpose of fixing or hedging (A) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding or (B) currency exchange risk in connection with existing financial obligations in the ordinary course of business and not for purposes of speculation;

(viii) the Incurrence of Existing Indebtedness (other than Indebtedness described in clause (i), (ii) or (v) of this Section 5.09(b));

(ix) the Incurrence of obligations in respect of letters of credit, bank guarantees, performance, bid and surety bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(x) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within four Business Days of its Incurrence;

(xi) Indebtedness of Foreign Subsidiaries that, when added together with any other Indebtedness incurred under this clause (xi) and then outstanding, will not exceed $15.0 million;

(xii) Indebtedness of the Company or any Restricted Subsidiary of the Company consisting of the financing of insurance premiums in the ordinary course of business;

(xiii) Indebtedness consisting of promissory notes or similar Indebtedness issued by the Company or any Restricted Subsidiary of the Company to current, future or former officers, directors and employees thereof, or to their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or a Restricted Subsidiary of the Company to the extent described in clause (iv) of Section 5.07(b);

(xiv) Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company or such Restricted Subsidiary in connection with such disposition;

(xv) the Incurrence by the Company or any of its Restricted Subsidiaries of (i) Acquired Debt outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Company or any Restricted Subsidiary or (ii) Indebtedness to finance all or a portion of any such transaction; provided, however, with respect to this clause (xv), that at the time of the acquisition or other transaction pursuant to which such Indebtedness was deemed to be Incurred either (x) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the Consolidated Total Leverage Ratio test set forth in Section 5.09(a) after giving pro forma effect to such acquisition or merger and the Incurrence of such Indebtedness pursuant to this clause (xv) or (y) the Consolidated Total Leverage Ratio of the Company would not be greater than it was immediately prior to giving pro forma effect to such acquisition or merger and the Incurrence of such Indebtedness pursuant to this clause (xv);

(xvi) Indebtedness Incurred by a Receivables Entity in a Qualified Receivables Transaction in an aggregate principal amount (or accreted value, as applicable) that does not exceed an amount equal to 60% of the gross loans receivable of the Company set forth on the most recent internal consolidated balance sheet of the Company and its Restricted Subsidiaries available at the time of such Incurrence; and

(xvii) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness, or issuance of Disqualified Stock by the Company (in addition to Indebtedness or Disqualified Stock permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) that, when added to all other Indebtedness Incurred pursuant to this clause (xvii) and then outstanding, will not exceed $10.0 million.

(c) For purposes of determining compliance with this Section 5.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (i) through (xvii) of paragraph (b) above or under paragraph (a) above, the Company will, in its sole discretion, divide and classify such item of Indebtedness in any manner that complies with this Section 5.09 and will only be required to include the amount and type of such Indebtedness in one of such clauses or pursuant to Section 5.09(a), and may re-classify any such item of Indebtedness from time to time among such clauses or Section 5.09(a), so long as such item meets the applicable criteria for such category. For the avoidance of doubt, Indebtedness may be classified as Incurred in part pursuant to one of the clauses (i) through (xvii) above, and in part under one or more other clauses or under Section 5.09(a). Indebtedness outstanding on the date of this Indenture under the Credit Agreement shall be treated as Incurred pursuant to clause (i) of paragraph (b) above. Indebtedness outstanding on the date of this Indenture under the Existing SPV Facility shall be treated as Incurred pursuant to clause (xvi) above.

(d) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(e) The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(f) Accrual of interest and dividends, accretion of accreted value, issuance of securities paid-in-kind, amortization of original issue discount, changes to amounts outstanding in respect of Hedging Obligations solely as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 5.09.

(g) The Company will not incur, and will not permit any other Guarantor to incur, any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company or such other Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Notes Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on junior Lien or priority basis.

(h) No Parent Entity may Incur any Indebtedness (including Acquired Debt) that matures, is mandatorily redeemable or prepayable pursuant to a sinking fund obligation or otherwise or is redeemable or prepayable at the option of the holder thereof, in whole or in part, in each case, on or prior to the Stated Maturity of the Notes other than pursuant to provisions similar to those set forth in Sections 5.10 and 5.14.

Section 5.10 Asset Sales. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Sale (except with respect to an Event of Loss) unless:

(i) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents;

provided that the amount of:

(1) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary of the Company (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Notes Guarantee thereof) that are assumed by the transferee of any such assets and with respect to which the Company or such Restricted Subsidiary is unconditionally released from further liability;

(2) (A) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted within 90 days by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion) and (B) accounts receivable of a business retained by the Company or any of its Restricted Subsidiaries, as the case may be, following the sale of such business that (i) are not past due more than 30 days and (ii) do not have a payment date greater than 90 days from the date of the invoices creating such accounts receivable; and

(3) any Designated Non-Cash Consideration received by the Company or any such Restricted Subsidiary in such Asset Sale; provided that at the time of receipt of such Designated Non-Cash Consideration, the aggregate Fair Market Value of all Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), less the amount of Net Proceeds previously realized in cash or Cash Equivalents from the sale of previously received Designated Non-Cash Consideration is less than the greater of (i) $2.5 million and (ii) 0.5% of Consolidated Tangible Assets, will be deemed to be cash for purposes of this Section 5.10.

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale by the Company or a Restricted Subsidiary of the Company, the Company or such Restricted Subsidiary may apply such Net Proceeds at its option:

(i) to permanently reduce Indebtedness under the Credit Facilities (and to correspondingly reduce commitments with respect thereto);

(ii) with respect to Asset Sales of assets of a Restricted Subsidiary of the Company that is not a Guarantor, to permanently reduce Indebtedness of a Restricted Subsidiary of the Company that is not a Guarantor (and to correspondingly reduce commitments with respect thereto), other than Indebtedness owed to the Company or another Subsidiary of the Company;

(iii) to the extent the Asset Sale constituted the sale of consumer loans, or other loans generated through the conduct of Similar Businesses, to the making of advances and the extension of credit to customers in the ordinary course of business consistent with past practice that are either (A) recorded as accounts receivable or consumer loans on the consolidated balance sheet of the Company or (B) consumer loans the making of which are facilitated by the Company or a Restricted Subsidiary acting as a credit services organization or similar services provider in an amount no greater than the cash used to cash collateralize or repurchase such loans; and/or

(iv) to the making of a capital expenditure or the acquisition of a controlling interest in another business or other assets, in each case, that are used or useful in a Similar Business or that replace the assets that are the subject of such Asset Sale.

(c) Pending the final application of any such Net Proceeds, the Company or a Restricted Subsidiary of the Company may temporarily reduce Indebtedness under the Credit Facilities or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture.

(d) Any Net Proceeds from Asset Sales that are not applied or invested (by election or as a result of the passage of time) as provided in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer (an “Asset Sale Offer”) to all holders of Notes and all holders of Pari Passu Indebtedness evidenced or governed by Pari Passu Payment Lien Documents containing provisions similar to those set forth in this Indenture to purchase from such holders on a ratable basis the maximum principal amount of Notes and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price for such Asset Sale Offer shall be an amount in cash equal to 100% of the principal amount of the Notes and such Pari Passu Indebtedness (or, in the case of Pari Passu Indebtedness issued with original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in this Indenture. To the extent that the aggregate amount of Notes and Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company and its Restricted Subsidiaries may use any remaining Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by holders thereof exceeds the amount of the Excess Proceeds, the Trustee will select the Notes and the applicable agent or representative of the holders of such Pari Passu Indebtedness or the Company will select such Pari Passu Indebtedness to be purchased on a pro rata basis based upon the principal amount of Notes tendered and the principal amount or accreted value, as applicable, of such Pari Passu Indebtedness tendered (subject to adjustments so that no Notes in an unauthorized denomination are repurchased in part). Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. Notes (or portions thereof) purchased pursuant to an Asset Sale Offer will be cancelled and may not be reissued.

(e) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any other securities laws and regulations thereunder in connection with the repurchase of the Notes as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture (including Section 3.09), the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of its compliance with such securities laws or regulations.

Section 5.11 Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, exchange, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $1.0 million, unless:

(a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at the time in an arm’s-length transaction with a person who was not an Affiliate; and

(b) if such Affiliate Transaction involves an amount in excess of $5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction has determined in good faith that the criteria set forth in clause (a) of this Section 5.11 are satisfied and has approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate.

The foregoing provisions will not apply to the following:

(i) any employment agreement or compensation plan or arrangement and other benefits (including retirement, health, stock option and other benefit plans) entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary;

(ii) transactions exclusively between or among the Company and/or its Restricted Subsidiaries (other than a Receivables Entity); provided that such transactions are not otherwise prohibited by this Indenture;

(iii) any agreement existing on the date of this Indenture, as in effect on the date of this Indenture, or as modified, amended or amended and restated by any modification, amendment or amendment and restatement (x) that, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than such agreement as it was in effect on the date of this Indenture or (y) made in compliance with the applicable provisions of clauses (a) and (b) of this Section 5.11, and agreements created after the date of this Indenture between Ad Astra Recovery Services, Inc. (“Ad Astra”) and Restricted Subsidiaries of the Company that contain substantially identical or more advantageous terms to those agreements between Ad Astra and Restricted Subsidiaries of the Company existing on the date of this Indenture;

(iv) reasonable compensation of, and indemnity arrangements in favor of, directors of the Company and its Subsidiaries;

(v) the issuance or sale of any Equity Interests (other than Disqualified Stock) of the Company and any contribution to the common equity of the Company;

(vi) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, deliver to the Trustee a letter from an Independent Financial Advisor stating that such transaction (i) is fair to the Company or such Restricted Subsidiary from a financial point of view or (ii) meets the requirements of Section 5.11(a);

(vii) transactions with Unrestricted Subsidiaries, customers, clients, lessors, landlords, suppliers, contractors, or purchasers or sellers of goods or services that are Affiliates, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company;

(viii) sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with, and any other customary transactions effected as a part of, a Qualified Receivables Transaction; and

(ix) Restricted Payments that are permitted by Section 5.07 and Permitted Investments.

Section 5.12 Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Section 5.13 Corporate Existence; Maintenance of Property and Insurance. Subject to Section 5.10, Article 6 and Article 11, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (ii) the material rights (charter and statutory), licenses and franchises of the Company and each of its Restricted Subsidiaries; provided, however, that the Company will not be required to preserve any such material right, license or franchise, or the corporate, partnership or other existence of a Restricted Subsidiary of the Company, if the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

The Company will, and will cause each of its Restricted Subsidiaries to, keep all property material to the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole, in good working order and condition in all material respects, ordinary wear and tear and casualty loss excepted; provided, that the Company will not be obligated to comply with this paragraph to the extent that the failure to do so is not adverse in any material respect to the Holders.

The Company will, and will cause each of its Restricted Subsidiaries to, maintain with one or more insurance companies of national standing insurance on all property material to the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks as are determined by the Company in good faith to be reasonable and prudent, taking into account the risks that are usually insured against in the same general area by companies engaged in the same or a similar business (in each case, after giving effect to any self-insurance determined by the Company to be reasonable and prudent, taking into account the practices of similarly situated Persons engaged in the same or similar businesses as the Company and the Company’s Restricted Subsidiaries).

Section 5.14 Offer to Repurchase Upon Change of Control. (a) Upon the occurrence of a Change of Control, unless the Company has previously or concurrently mailed a redemption notice with respect to all of the outstanding Notes as provided by Section 3.07, each Holder shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase (the “Change of Control

Payment”). Within 30 days following any Change of Control, unless the Company has previously or concurrently mailed a redemption notice with respect to all of the outstanding Notes as provided by Section 3.07, the Company will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(i) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date);

(ii) the circumstances and relevant facts regarding such Change of Control;

(iii) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed);

(iv) that any Notes not tendered or accepted for payment shall continue to accrue interest;

(v) that, unless the Company defaults in making the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(vi) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent or Depositary, as applicable, at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date, subject to the Applicable Procedures;

(vii) that Holders shall be entitled to withdraw their election if the Paying Agent or Depositary, as applicable, receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased, subject to the Applicable Procedures;

(viii) that Holders whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer), which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof; and

(ix) the instructions, as determined by the Company, consistent with this Section 5.14, that a Holder must follow in order to have its Notes purchased.

(b) On a date that is at least 30 but no more than 60 days from the date on which the Company mails notice of the Change of Control (the “Change of Control Payment Date”), the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered, and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will, upon receipt of an Authentication Order, promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. Notes (or portions thereof) purchased pursuant to a Change of Control Offer will be cancelled and may not be reissued.

(c) The Company will not be required to make a Change of Control Offer upon a Change of Control if a third-party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control occurring, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any other securities laws and regulations thereunder in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of its compliance with such securities laws or regulations.

In the event that holders of not less than 90% in aggregate principal amount of the then outstanding Notes accept a Change of Control Offer and the Company (or any third party making such Change of Control Offer in lieu of the Company as described above) purchases all of the Notes held by such holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus accrued and unpaid interest, if any, on the Notes that remain outstanding, to the date of redemption, subject to the rights of holders on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable redemption date.

Section 5.15 Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate Fair

Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 5.07 or under one or more clauses of the definition of Permitted Investments, as determined by the Company . That designation will only be permitted if the Restricted Payment or Investment would be permitted at that time and if the Restricted Subsidiary of the Company otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 5.07. If, at any time, any Unrestricted Subsidiary of the Company fails to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 5.09, the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 5.09, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Section 5.16 Excess Cash Flow.

(a) If the Company and its Restricted Subsidiaries have Excess Cash Flow for any fiscal year commencing with the fiscal year ending December 31, 2017, then, within 125 days after the end of such fiscal year, the Company will be required to make an offer (an “Excess Cash Flow Offer”) to all holders of Notes to purchase the maximum principal amount of Notes that may be purchased with 50% of such Excess Cash Flow for such fiscal year (the “Excess Cash Flow Offer Amount”). The offer price for such Excess Cash Flow Offer shall be an amount in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase, in accordance with the procedures set forth in this Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Excess Cash Flow Offer is less than the Excess Cash Flow Offer Amount, the Company and its Restricted Subsidiaries may use any remaining Excess Cash Flow Offer Amount for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the Excess Cash Flow Offer Amount, the Trustee will select the Notes to be purchased on a pro rata basis based upon principal amount (subject to adjustments so that no Notes in an unauthorized denomination are repurchased in part).

(b) With respect to each Excess Cash Flow Offer, the Company will be entitled to reduce the applicable Excess Cash Flow Offer Amount with respect thereto by an amount equal to the sum of (x) the aggregate repurchase price paid for any Notes theretofore repurchased by the Company in the open market (and cancelled by the Company) and (y) the aggregate redemption price paid for any Notes theretofore redeemed pursuant to one or more optional redemptions (other than any redemptions pursuant to Section 3.07(b)), in each case, during the period with respect to which such Excess Cash Flow was being computed. Notwithstanding anything to the contrary in the immediately preceding sentence, the Company will not be entitled to reduce the applicable Excess Cash Flow Offer Amount by the aggregate repurchase price of any Notes theretofore repurchased by the Company pursuant to any Asset Sale Offers, Change of Control Offers, Excess Cash Flow Offers or any other offers in the open market on terms, conditions and at times as are substantially similar to those with respect to an Excess Cash Flow Offer in accordance with the second proviso of clause (i) of the definition of Excess Cash Flow during such period.

(c) Notwithstanding the foregoing, the Company will not be required (but may elect to do so) to make an Excess Cash Flow Offer in accordance with this Section 5.16 unless the Excess Cash Flow Offer Amount with respect to the applicable period in respect of which such Excess Cash Flow Offer is to be made exceeds $5.0 million (with lesser amounts being carried forward for purposes of determining whether the $5.0 million threshold has been met for any future period). Upon completion of each Excess Cash Flow Offer, the Excess Cash Flow Offer Amount will be reset at zero.

(d) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any other securities laws and regulations thereunder in connection with the repurchase of the Notes as a result of an Excess Cash Flow Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture (including Section 3.10), the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of its compliance with such securities laws or regulations.

(e) Notes (or portions thereof) purchased pursuant to an Excess Cash Flow Offer will be cancelled and may not be reissued.

Section 5.17 Additional Subsidiary Guarantees. If (i) the Company or any of its Restricted Subsidiaries shall acquire or create another Domestic Subsidiary after the date of this Indenture (other than an Immaterial Subsidiary or a Subsidiary that has been designated as an Unrestricted Subsidiary or a Receivables Entity) or (ii) any Foreign Subsidiary or Immaterial Subsidiary of the Company Guarantees (or otherwise becomes liable for) Indebtedness of the Company or a Guarantor, then the Company will cause such Subsidiary to become a Guarantor and:

(1) execute a supplemental indenture substantially in the form of Exhibit E attached hereto, in accordance with the terms of this Indenture, pursuant to which such Subsidiary shall unconditionally guarantee, on a senior secured basis, all of the Company’s Obligations under the Indenture Documents on the terms set forth in this Indenture;

(2) execute and deliver to the Collateral Agent such amendments or supplements to the Collateral Documents necessary in order to grant to the Collateral Agent, for the benefit of the Notes Secured Parties, a perfected security interest in the Equity Interests of such Subsidiary, subject to Permitted Liens and the Intercreditor Agreement, which are owned by the Company or a Guarantor and are required to be pledged pursuant to the Collateral Documents;

(3) take such actions as are necessary to grant to the Collateral Agent for the benefit of the Notes Secured Parties a perfected security interest in the assets of such Subsidiary, other than Excluded Assets and subject to Permitted Liens and the Intercreditor Agreement, including the filing of Uniform Commercial Code financing statements, in each case as may be required by the Collateral Documents;

(4) take such further action and execute and deliver such other documents specified in the Indenture Documents or as otherwise may be reasonably requested by the Trustee or Collateral Agent to give effect to the foregoing; and

(5) deliver to the Trustee and the Collateral Agent an Opinion of Counsel that (i) such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Subsidiary and constitute legal, valid, binding and enforceable obligations of such Subsidiary and (ii) the Collateral Documents to which such Subsidiary is a party create a valid perfected Lien on the Collateral covered thereby.

Section 5.18 Business Activities. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Similar Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 5.19 [Reserved].

Section 5.20 Payments for Consent. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Notes or any other Indenture Document unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 5.21 Mortgages. With respect to any fee interest in any real property that is acquired by the Company or a Guarantor after the date of this Indenture that does not constitute an Excluded Asset set forth in clause (3) of the definition thereof (such real property referred to individually and collectively as the “Premises”), within 90 days of such acquisition, the Company will or will cause the applicable Guarantor, as the case may be, to:

(1) deliver to the Collateral Agent, as mortgagee, for the benefit of the Notes Secured Parties, fully executed Mortgages, duly executed by the Company or the applicable Guarantor, as the case may be, together with evidence of the completion (or satisfactory arrangements for the completion), or all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens and the Intercreditor Agreement, against the Premises purported to be covered thereby;

(2) deliver to the Collateral Agent, a mortgagee’s title insurance policy in favor of the Collateral Agent in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by the related Mortgage, insuring that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens and any other exceptions disclosed in such policy, and such policy shall also include, to the extent available and issued at ordinary rates, customary endorsements and shall be accompanied by evidence of the payment in full (or satisfactory arrangements for the payment) of all premiums thereon;

(3) deliver to the Collateral Agent, the most recent survey of such Premises, together with either (i) an updated survey certification in favor of the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit and/or indemnity from the Company or the applicable Guarantor, as the case may be, stating that to its knowledge there has been no change in the facts depicted in the survey, other than, in each case, changes that do not materially adversely affect the use by the Company or Guarantor, as applicable, of such Premises for the Company’s or such Guarantor’s business as so conducted, or intended to be conducted, at such Premises and in each case, in form sufficient for the title insurer issuing the title policy to remove the standard survey exception from such policy and issue a survey endorsement to such policy; and

(4) deliver an Opinion of Counsel to the Collateral Agent that such Mortgage has been duly authorized, executed and delivered by the Company or such Guarantor, constitutes a legal, valid, binding and enforceable obligation of the Company or such Guarantor and creates a valid perfected Lien in the Premises purported to be covered thereby.

Section 5.22 Further Assurances. The Company will, and will cause each Guarantor to, at their sole cost and expense, (i) execute and deliver all such agreements and instruments as may be necessary and as the Collateral Agent shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Documents and (ii) file any such notice filings or other agreements or instruments as may be reasonably necessary under applicable law to perfect (and maintain the perfection and priority of) the Liens created by the Collateral Documents, subject to Permitted Liens, at such times and at such places as the Collateral Agent may reasonably request, in each case subject to the terms of the Collateral Documents.

ARTICLE 6

Successors

Section 6.01 Merger, Consolidation or Sale of Assets.

(a) The Company. The Company may not, in any transaction or series of related transactions, consolidate or amalgamate with or merge with or into (whether or not the Company survives), or sell, assign, convey, transfer, lease or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of its property and assets whether as an entirety or substantially as an entirety, to any Person, unless:

(i) either:

(A) if the transaction or series of transactions is a consolidation of the Company with or a merger of the Company with or into any other Person, the Company will be the surviving Person of such merger or consolidation; or

(B) the Person formed by any consolidation or merger with or into the Company or to which all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries, taken as a whole, are sold, assigned, conveyed, transferred, leased or otherwise disposed of shall be a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such Person shall expressly assume by (i) a supplemental indenture executed and delivered to the Trustee, all of the obligations of the Company under the Notes and this Indenture, and this Indenture, as so supplemented, shall remain in full force and effect and (ii) an amendment, supplement or other instrument, executed and delivered to the Trustee, all obligations of the Company under the Collateral Documents, and in connection therewith will cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Documents on the Collateral owned by or transferred to the surviving entity;

(ii) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (including any Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

(iii) at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period (but without giving effect to the costs and expenses of such transaction), the Company or the successor entity to the Company, either (x) would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Total Leverage Ratio test set forth in Section 5.09(a) or (y) would have a Consolidated Total Leverage Ratio that is less than or equal to the Consolidated Total Leverage Ratio calculated immediately prior to such transaction.

The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer, lease or other disposition of any properties or assets by any Subsidiary of the Company to the Company or any Guarantor, the consolidation or merger of any Subsidiary of the Company with or into any Guarantor or the Company or, for the avoidance of doubt, the consolidation or merger of any Subsidiary of the Company that is not a Guarantor with or into any other Subsidiary of the Company that is not a Guarantor.

In connection with any consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition contemplated by the foregoing provisions, the Company will deliver, or cause to be delivered, to the Trustee an Officers’ Certificate stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements of this Indenture and an Opinion of Counsel. Each such Officers’ Certificate shall set forth the manner of determination of the Company’s compliance with clause (iii) of this subsection (a).

(b) The Guarantors. Subject to Section 11.03, each Restricted Subsidiary of the Company that is a Guarantor will not, in any transaction or series of related transactions merge or consolidate or amalgamate with or into (whether or not such Guarantor survives), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to, any Person, unless either:

(i) either:

(A) if the transaction or series of transactions is a consolidation of such Guarantor with or a merger of such Guarantor with or into any other Person, such Guarantor shall be the surviving Person of such consolidation or merger; or

(B) the Person formed by any consolidation or merger with or into such Guarantor, or to which all or substantially all of the properties and assets of such Guarantor and its Subsidiaries, taken as a whole, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of shall be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States, any state thereof or the District of Columbia, and shall expressly assume by (i) a supplemental indenture executed and delivered to the Trustee, all of the obligations of such Guarantor under its Notes Guarantee and this Indenture, and this Indenture, as so supplemented, shall remain in full force and effect and (ii) an amendment, supplement or other instrument, executed and delivered to the Trustee, all obligations of such Guarantor under the Collateral Documents, and in connection therewith will cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Documents on the Collateral owned by or transferred to the surviving entity; or

(ii) the transaction is made in compliance with Section 5.10.

The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer, lease or other disposition of any properties or assets by any Subsidiary of the Company to the Company or any Guarantor, or the consolidation or merger of any Subsidiary of the Company with or into the Company or any Guarantor, or, for the avoidance of doubt, the consolidation or merger of any Subsidiary of the Company that is not a Guarantor with or into any other Subsidiary of the Company that is not a Guarantor.

In connection with any consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition contemplated by Section 6.01(b)(i), such Guarantor shall deliver, or cause to be delivered, to the Trustee an Officers’ Certificate stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements of this Indenture and an Opinion of Counsel.

Section 6.02 Successor Entity Substituted. Upon any consolidation or merger of the Company or any Guarantor, or any sale, assignment, conveyance, transfer or other disposition of all or substantially all of the assets of the Company or such Guarantor in accordance with the foregoing, in which the Company or such Guarantor is not the continuing obligor under the Notes or its Notes Guarantee, the surviving entity formed by such consolidation or into which the Company or such Guarantor is merged or to which the sale, assignment, conveyance, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor under the Indenture Documents with the same effect as if such surviving entity had been named herein and therein as the Company or such Guarantor and, except in the case of a lease, the Company or such Guarantor, as the case may be, shall be released from the obligation to pay the principal of, premium, if any, and interest on the Notes or in respect of its Notes Guarantee, as the case may be, and all of the Company’s or such Guarantor’s other obligations and covenants under the Indenture Documents, if applicable.

ARTICLE 7

Defaults and Remedies

Section 7.01 Events of Default. Each of the following shall be an “Event of Default”:

(a) default for 30 days in the payment when due of interest on the Notes;

(b) default in payment when due of the principal, or premium, if any, of any Note when due at maturity, upon optional redemption, upon required purchase, upon acceleration or otherwise;

(c) (i) failure by the Company or any of its Restricted Subsidiaries to comply with its obligations under Section 5.10, 5.14, Section 5.16 or Article 6 or (ii) the incurrence by any Parent Entity of Indebtedness in violation of Section 5.09(h);

(d) failure to perform any other covenant or agreement of the Company or any of its Restricted Subsidiaries under the Indenture Documents for 30 days after written notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class;

(e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such

Indebtedness or Guarantee now exists, or is created after the date of this Indenture, which default (A) is caused by a failure to pay principal at final stated maturity (after giving effect to all applicable grace periods provided in such Indebtedness) (a “Payment Default”) or (B) results in the acceleration of such Indebtedness prior to its final stated maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $10.0 million (or its foreign currency equivalent);

(f) failure by the Company or any of its Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $10.0 million (or its foreign currency equivalent) (not covered by independent third-party insurance as to which liability has not been denied by such insurance carrier), which judgments are not paid, discharged or stayed for a period of 60 days following such judgment becoming final, and in the event such judgment is covered by insurance, any enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(g) (i) any security interest created by any Collateral Document ceases to be in full force and effect (except as permitted by the terms of this Indenture or the Collateral Documents) or (ii) the breach or repudiation by the Company or any of its Restricted Subsidiaries of any of their obligations under any Collateral Document; provided that, in the case of clauses (i) and (ii), such cessation, breach or repudiation, individually or in the aggregate, results in Collateral having a Fair Market Value in excess of $5.0 million not being subject to a valid, perfected security interest;

(h) except as permitted by this Indenture, any Notes Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Notes Guarantee;

(i) the Company, or any Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken as a whole, would constitute a Significant Subsidiary of the Company, pursuant to or within the meaning of Bankruptcy Law:

(i) commences a voluntary case or proceeding,

(ii) consents to the entry of an order for relief against it in an involuntary case or proceeding,

(iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(iv) makes a general assignment for the benefit of its creditors; and

(j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company, or any Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken as a whole, would constitute a Significant Subsidiary of the Company, in an involuntary case;

(ii) appoints a Custodian of the Company, or any Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken as a whole, would constitute a Significant Subsidiary of the Company, or for all or substantially all of the property of the Company, or any Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken as a whole, would constitute a Significant Subsidiary of the Company; or

(iii) orders the liquidation of the Company, or any Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken as a whole, would constitute a Significant Subsidiary of the Company;

and the order or decree remains unstayed and in effect for 60 consecutive days.

The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

In the event of any Event of Default specified under subsection (e) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of Notes, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that:

(a) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(b) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default;

(c) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

(d) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Section 7.02 Acceleration. If any Event of Default (other than an Event of Default specified in subsection (i) or (j) of Section 7.01) occurs and is continuing and has not been waived by the Holders, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in subsection (i) or (j) of Section 7.01 occurs, all outstanding Notes shall be due and payable immediately without further action or notice. The Holders of at least a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration) have been cured or waived and all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements, and advances of the Trustee and its agents and counsel have been paid or deposited with the Trustee or provision therefor satisfactory to the Trustee has been made.

Section 7.03 Other Remedies. If an Event of Default occurs and is continuing, if directed pursuant to Section 7.05, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Indenture Documents.

If directed pursuant to Section 7.05, the Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 7.04 Waiver of Past Defaults. The Holders of at least a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive (including in connection with a purchase of, or tender offer or exchange offer for, Notes) any existing Default or Event of Default and its consequences under this Indenture (including any acceleration of the Notes), except a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (including in connection with an offer to purchase); provided, however, that the Holders of at least a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration) have been cured or waived. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 7.05 Control by Majority. Holders of at least a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of other Holders (it being understood that the Trustee will have no duty to ascertain whether such actions or forbearances are unduly prejudicial to such other Holders) or that would involve the Trustee in personal liability. The Trustee will be entitled to indemnification satisfactory to it prior to taking any action. The Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

Section 7.06 Limitation on Suits. A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of security or indemnity; and

(e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any uses are unduly prejudicial to such Holders) or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all of such Holders. The Trustee will mail to all Holders any notice it receives from Holders under this Section 7.06.

Section 7.07 Rights of Holders To Receive Payment. Notwithstanding any other provision of this Indenture, the contractual right of any Holder to receive payment of principal, premium, if any, or interest on any Note, on or after the respective due dates expressed in any such Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 7.08 Collection Suit By Trustee. If an Event of Default specified in Section 7.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, or interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 7.09 Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company or any of the Guarantors (or any other obligor upon the Notes) or their respective creditors or property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee will consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding; provided, however, that the Trustee may, on behalf of the Holders, vote for the election of a trustee in bankruptcy or similar official and be a member of a creditors’ or other similar committee.

Section 7.10 Priorities. Subject to the terms of the Intercreditor Agreement, any money collected by the Trustee pursuant to this Article 7 or by the Collateral Agent pursuant to the Collateral Documents, or any money or other property distributable in respect of the Company’s or the Guarantors’ obligations under the Indenture Documents after an Event of Default, shall be applied in the following order:

First: to the Trustee, the Collateral Agent and their respective agents, reasonably retained professional advisors, and attorneys for amounts due or reasonably anticipated to become due under Section 8.07, including payment of all reasonable compensation, expense and liabilities incurred, and all advances made, by the Trustee and the Collateral Agent and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for interest;

Third: to Holders for amounts due and unpaid on the Notes for principal and premium, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and premium, respectively; and

Fourth: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 7.10.

Section 7.11 Undertaking For Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 7.07 or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Section 7.12 Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy are, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 7.13 Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE 8

Trustee

Section 8.01 Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(b) Prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Defaults that may have occurred:

(i) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they are in a form that conforms to the requirements of this Indenture (but need not confirm or investigate, and may rely exclusively upon, the accuracy of mathematical calculations or other facts, statements, opinions or conclusions stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of subsection (b) of this Section;

(ii) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee will not be liable, in any event, with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.05, or a direction from the Holders of a majority in principal amount of the outstanding Notes concerning the exercise of any right, trust or power conferred upon the Trustee; and

(iv) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to subsections (a), (b), and (c) of this Section.

(e) The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request or direction of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) The Trustee is hereby authorized and directed to execute and deliver each Indenture Document or Collateral Document to which it is a party.

Section 8.02 Rights of Trustee. (a) In the absence of bad faith on its part, the Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon. The Trustee may act and rely and shall be protected in acting and relying in good faith on the opinion or advice of, or information obtained from, any accountant, appraiser or other expert or adviser, whether retained or employed by the Company or by the Trustee, in relation to any matter arising in the administration of the trusts hereof.

(c) The Trustee may employ or retain such counsel, accountants, appraisers or other experts or advisers as it may reasonably require for the purpose of determining and discharging its rights and duties hereunder and shall not be responsible for any misconduct on the part of any of them. The Trustee may act through its attorneys and agents and shall not be responsible for the acts or omissions of any agent or attorney appointed with due care, and the Trustee will not be responsible for the supervision of officers and employees of such agents or attorneys or the application of any money by any Agent other than the Trustee.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f) The rights, privileges, protections, immunities and benefits given to the Trustee, including, its right to be compensated, reimbursed, provided security and indemnified, and its right to resign, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder or in any Indenture Document or Collateral Document, including but not limited to its capacities as Collateral Agent, Note Custodian, Paying Agent and Registrar, and to each agent, custodian and other Person employed to act hereunder or in any Indenture Document or Collateral Document.

(g) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee will use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(h) The Trustee will not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee with responsibility over matters concerning the Notes and this Indenture has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture and is provided by the Company or any Holder of the Notes.

(i) The Trustee need not investigate any fact or matter stated in any document delivered to it, but the Trustee, in its discretion or if directed to do so, may make such further inquiry or investigation into such facts or matters, and, if the Trustee will determine in good faith or if directed to do so to make such further inquiry or investigation, it shall be entitled upon reasonable notice during normal business hours to examine the books, records and premises of the Company and the Guarantors, personally or by agent or attorney at the sole cost of the Company and the Guarantors and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(j) In no event shall the Trustee be responsible or liable for special, indirect, exemplary, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) The Trustee may, from time to time, request that the Company and the Guarantors deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to the Indenture Documents, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(l) No permissive or discretionary power or authority available to the Trustee will be construed to be a duty of the Trustee.

(m) The Company will provide prompt written notice to the Trustee of any change to its fiscal year.

Section 8.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee and nothing in this Indenture shall deprive the Trustee of any rights as a holder or pledge of Notes. However, in the event that the Trustee acquires any conflicting interest as defined by the TIA it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 8.10 and 8.11.

Section 8.04 Trustee’s Disclaimer. The Trustee will not be responsible for and makes no representation as to the validity or adequacy of any of the Indenture Documents or the Collateral. The Trustee will not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 8.05 Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee will mail to Holders, with a copy to the Company, a notice of the Default or Event of Default within 90 days after it occurs or if known to the Trustee later than 90 days after it occurs, as soon as practicable, unless such Default or Event of Default shall have been cured or waived before the giving of such notice. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the Holders.

Section 8.06 Reports by Trustee to Holders. Within 60 days after each February 1 beginning February 1, 2018, and for so long as Notes remain outstanding, the Trustee will mail to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b)(2). The Trustee will also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Company and filed with each stock exchange on which the Notes are listed. The Company will promptly notify the Trustee, in writing, each time the Notes are listed on any stock exchange.

Section 8.07 Compensation and Indemnity. The Company will pay to the Trustee from time to time compensation for its acceptance of this Indenture and services hereunder as the Trustee and the Company will have agreed in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and out-of-pocket expenses incurred or made by it in connection with the Trustee’s duties under this Indenture, including the reasonable compensation, disbursements and expenses of the Trustee’s agents, reasonably retained professional advisors, and counsel, except any disbursement, advance or expenses as may be attributable to the Trustee’s willful misconduct, bad faith or gross negligence.

The Company will indemnify and hold harmless the Trustee against any and all claims, demands, causes of action, losses, liabilities, damages, fines, penalties, costs, fees, charges or expenses including taxes (other than taxes based upon, measured by or determined by income of the Trustee) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 8.07) and defending itself against any claim (whether asserted by the Company or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence, bad faith or willful misconduct. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company of its obligations hereunder, except to the extent the Company is materially prejudiced thereby. The Company will defend the claim and the Trustee will cooperate in the defense. In the event the Trustee is advised by counsel that a conflict of interest exists, the Trustee may have its own separate counsel, which, so long as no Default or Event of Default has occurred, shall be reasonably satisfactory to the Company, and the Company will pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

Notwithstanding anything to the contrary herein, the Company need not reimburse the Trustee for any cost or expense or indemnify it against any loss or liability incurred by the Trustee through its own gross negligence or willful misconduct.

The obligations of the Company under this Section 8.07 shall survive the satisfaction and discharge of the Notes, the termination for any reason of this Indenture and the resignation or removal of the Trustee.

To secure the Company’s payment obligations in this Section, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 7.01(i) or (j) occurs, the expenses and the compensation for the services (including the reasonable fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.

At all times, there shall be only one Trustee hereunder.

The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its rights to be secured and indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and under the Indenture Documents and each agent, custodian or other Person employed to act hereunder.

Section 8.08 Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company in writing no later than 30 days prior to the date of the proposed resignation. The Holders of at least a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a) the Trustee fails to comply with Section 8.10;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a Custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of at least a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 8.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture other than those designated as continuing notwithstanding the Trustee’s resignation or removal and those that otherwise are personal to the Trustee in its individual capacity. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 8.07. Notwithstanding replacement of the Trustee pursuant to this Section 8.08, the Company’s obligations and the Trustee’s rights and remedies under Section 8.07 shall continue for the benefit of the retiring Trustee.

Section 8.09 Successor Trustee by Merger, Etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another entity, the successor entity without any further act or filings of any papers shall be the successor Trustee; provided such successor entity shall be otherwise qualified and eligible under this Article 8.

Section 8.10 Eligibility, Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has trust assets under administration of not less than $100,000,000.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §§ 310(a)(1),(2) and (5). The Trustee is subject to TIA § 310(b).

No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to perform any act or acts, receive or obtain any interest in property or exercise any interest in property, or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Trustee will be unqualified or incompetent in accordance with applicable law, to perform any such act or acts, to receive or obtain any such interest in property or to exercise any such right, power, duty or obligation; and no permissive or discretionary power or authority available to the Trustee will be construed to be a duty.

Section 8.11 Preferential Collection of Claims Against Company. The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 9

Legal Defeasance and Covenant Defeasance

Section 9.01 Option to Effect Legal Defeasance or Covenant Defeasance. The Company may, at its option, elect to have either Section 9.02 or 9.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 9.

Section 9.02 Legal Defeasance and Discharge. Upon the Company’s exercise under Section 9.01 of the option applicable to this Section 9.02, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 9.04, be deemed to have been discharged from their respective obligations under the Indenture Documents with respect to all outstanding Notes on and after the date all the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 9.05 and the other Sections of this Indenture referred to in subsections (a) and (b) of this Section 9.02 below, and the Company and the Guarantors to have satisfied all their other obligations under such Notes and the Indenture Documents (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 9.04, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due;

(b) the Company’s obligations with respect to such Notes under Article 2;

(c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith; and

(d) this Article 9.

Subject to compliance with this Article 9, the Company may exercise its option under this Section 9.02 notwithstanding the prior exercise of its option under Section 9.03.

Section 9.03 Covenant Defeasance. Upon the Company’s exercise under Section 9.01 of the option applicable to this Section 9.03, the Company and the Company’s Restricted Subsidiaries shall, subject to the satisfaction of the conditions set forth in Section 9.04, be released from the obligations under the covenants contained in Sections 5.03, 5.04, 5.07, 5.08, 5.09, 5.10, 5.11, 5.12, 5.14, 5.15, 5.16, 5.17, 5.18, 5.20, 5.21 and 5.22 with respect to the outstanding Notes on and after the date all the conditions set forth in Section 9.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company and its Restricted Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 7.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 9.01 of the option applicable to this Section 9.03, subject to the satisfaction of the conditions set forth in Section 9.04, Sections 7.01(c) through Section 7.01(g) shall not constitute Events of Default.

Section 9.04 Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 9.02 or 9.03 to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent certified public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to Stated Maturity or to a particular redemption date;

(b) in the case of an election under Section 9.02, the Company will have delivered to the Trustee an Opinion of Counsel confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 9.03, the Company will have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens with respect thereto);

(e) such deposit, defeasance and discharge or deposit and defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f) the Company will have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(g) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent contained in this Indenture relating to the Legal Defeasance or the Covenant Defeasance have been satisfied.

Section 9.05 Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 9.06, all money and non-callable U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 9.05, the “Trustee”) pursuant to Section 9.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 9.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 9 to the contrary notwithstanding, the Trustee will deliver or pay to the Company from time to time upon the written request of the Company and within five Business Days following the receipt of such request any money or non-callable U.S. Government Obligations held by it as provided in Section 9.04 which, in the opinion of a nationally recognized firm of independent certified public accountants selected by the Trustee expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 9.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 9.06 Repayment to Company. Subject to Section 8.07, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company or as required by applicable abandoned property law.

Section 9.07 Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable U.S. Government Obligations in accordance with Section 9.02 or 9.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under the Indenture Documents shall be revived and reinstated as though no deposit had occurred pursuant to Section 9.02 or 9.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 9.02 or 9.03, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 10

Amendment, Supplement and Waiver

Section 10.01 Without Consent of Holders. Notwithstanding Section 10.02, the Company, the Trustee and the Collateral Agent may amend, supplement or waive any provision of the Indenture Documents without the consent of any Holder to:

(a) cure any ambiguity, defect, mistake or inconsistency or to make a modification of a formal, minor or technical nature or to correct a manifest error;

(b) provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) comply with Article 6;

(d) provide for the assumption of the Company’s or any Guarantor’s obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(e) add Guarantees with respect to the Notes or to secure the Notes;

(f) add to the covenants of the Company or any Guarantor for the benefit of the holders of the Notes or surrender any right or power conferred upon the Company or any Guarantor;

(g) make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture Documents of any such Holder;

(h) if it becomes necessary to qualify this Indenture under the TIA, comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(i) (i) enter into additional or supplemental Collateral Documents, (ii) release Collateral or Guarantors in accordance with the terms of this Indenture and the Collateral Documents or (iii) enter into any replacement intercreditor agreement substantially in the form of the Intercreditor Agreement entered into on the date of this Indenture;

(j) evidence and provide for the acceptance and appointment under this Indenture of a successor trustee pursuant to the requirements hereof;

(k) make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of the Notes or to comply with the rules of any applicable securities depository; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(l) conform the text of the Indenture Documents to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision of the “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture Documents, which intent shall be evidenced by an Officers’ Certificate of the Company to that effect;

(m) provide for or confirm the issuance of Additional Notes in accordance with the terms of this Indenture; or

(n) subject the security interests in the Collateral in respect of Pari Passu Payment Lien Obligations to the terms of the Collateral Documents and Intercreditor Agreement, to the extent the incurrence of such Pari Passu Indebtedness and the grant of all Liens on Collateral held for the benefit of such Pari Passu Indebtedness was permitted under this Indenture.

After an amendment, supplement or waiver under this Section 10.01 becomes effective, the Company will mail to Holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of the amendment, supplement or waiver.

Section 10.02 With Consent of Holders. Except as provided below in this Section 10.02, the Indenture Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture Documents may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with purchase of, or tender offer or exchange offer for, the Notes), in each case without notice to any other Holder, but subject to Section 5.20.

It shall not be necessary for the consent of the Holders under this Section 10.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 10.02 becomes effective, the Company will mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 7.04 and 7.07, the Holders of at least a majority in aggregate principal amount of the Notes then outstanding may waive compliance in a particular instance by the Company and the Company’s Subsidiaries with any provision of any Indenture Document. However, without the consent (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of, premium, if any, or extend the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than the provisions of Sections 3.09, 3.10, 5.10, 5.14 and 5.16 prior to the time at which an obligation to make such an offer has arisen);

(c) reduce the rate of or extend the time for payment of interest, including default interest, on any Note;

(d) waive a Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(e) make any Note payable in money other than that stated in the Notes;

(f) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, premium, if any, or interest on the Notes;

(g) release any Guarantor from any of its obligations under its Notes Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(h) make any change to Sections 10.01 or 10.02.

No amendment, supplement or waiver shall, without the consent of Holders of not less than 66 2/3% in aggregate principal amount of the then outstanding Notes issued under this Indenture, release (or have the effect of releasing) all or substantially all of the Collateral from the Liens securing the Indenture Obligations.

Section 10.03 Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee and the Company receive written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver, which record date shall be, at the Company’s election, either (a) at least 30 days prior to the first solicitation of such consent or (b) the date of the most recent list furnished to the Trustee under Section 2.05. If a record date is fixed, then notwithstanding the second to last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.

A consent to any amendment, supplement or waiver under any Indenture Document by any Holder given in connection with a purchase of, or tender offer or exchange offer for, such Holder’s Notes shall not be rendered invalid by such purchase, tender or exchange.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it makes a change described in Section 10.02 which cannot be made without the consent of each Holder affected, in which case, the amendment, supplement or waiver shall bind only each Holder who has consented to it and every subsequent Holder or portion of a Note that evidences the same debt as the consenting Holder’s Note; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of, premium, if any, and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

Section 10.04 Notation On or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee will authenticate new Notes that reflect any amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 10.05 Trustee or Collateral Agent to Sign Amendments, Etc.. The Trustee or the Collateral Agent, as the case may be, shall sign any amendment, supplement or waiver authorized pursuant to this Article 10 if the amendment, supplement or waiver does not affect the rights, duties, liabilities, indemnities or immunities of the Trustee or the Collateral Agent, as the case may be. The Company may not sign an amendment or supplemental indenture until its Board of Directors approves it. In executing any amendment, supplement or waiver, the Trustee and the Collateral Agent shall be entitled to receive and (subject to Section 8.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

ARTICLE 11

Guarantees

Section 11.01 Guarantees. Subject to the limitations set forth in Section 11.04, the Guarantors hereby, jointly and severally, unconditionally Guarantee to each Holder of Notes and to the Trustee and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Company hereunder or thereunder, that: (a) the principal of, premium, if any, and interest on the Notes shall be promptly paid in full when due, subject to any applicable grace period, whether at Stated Maturity, by acceleration, redemption, required purchase or repurchase or otherwise, and interest on the overdue principal of and interest on premium, if any, and interest, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at Stated Maturity, by acceleration, redemption, required purchase or repurchase or otherwise. In the event the Company fails to make payment when due, subject to any applicable grace period, of any amount so Guaranteed or any performance so Guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company or any Guarantor, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than the payment in full of the amounts Guaranteed). Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or another Guarantor, protest, notice and all demands whatsoever and covenant that the Notes Guarantees shall not be discharged except by complete performance of the obligations contained in the Indenture Documents. If any Holder or the Trustee is required by any court or otherwise to return to the Company or any of the Guarantors, or any Custodian or other similar official acting in relation to either the Company or any of the Guarantors, any amount paid either to the Trustee or to such Holder, the Notes Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations Guaranteed hereby until payment in full of all obligations Guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations Guaranteed hereby may be accelerated as provided in Article 7 for the purposes of the Notes Guarantees, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations Guaranteed hereby and (y) in the event of any declaration of acceleration of such obligations as provided in Article 7, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of the Notes Guarantees. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Trustee or the Holders under the Notes Guarantees.

Section 11.02 Additional Guarantors. To the extent not a party to this Indenture on the date hereof, each Guarantor shall execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit E hereto, pursuant to which it shall become a Guarantor under this Article 11 (a “New Guarantor”) and shall Guarantee the obligations of the Company under this Indenture and the Notes. Concurrently with the execution and delivery of such supplemental indenture, such New Guarantor shall deliver to the Trustee an Opinion of Counsel that the foregoing have been duly authorized, executed and delivered by such New Guarantor and that such New Guarantor’s Guarantee is a valid and legally binding obligation of such New Guarantor, enforceable against such New Guarantor in accordance with its terms, subject to customary limitations, qualifications, exceptions and assumptions.

The Notes Guarantee of any Guarantor shall be evidenced solely by its execution and delivery of this Indenture (or, in the case of any New Guarantor, a supplemental indenture thereto) and not by an endorsement on, or attachment to, any Note of any Notes Guarantee or notation thereof.

Each Guarantor hereby agrees that its Notes Guarantee set forth in Section 11.01 shall be and remain in full force and effect notwithstanding any failure to endorse on any Note a notation of such Notes Guarantee.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Notes Guarantees set forth in this Indenture on behalf of each of the Guarantors.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Notes Guarantee shall be valid nevertheless.

Section 11.03 Releases of Guarantees. In the event of:

(a) the Company exercising its Legal Defeasance or Covenant Defeasance option with respect to the Notes in accordance with Article 9 or the satisfaction and discharge of this Indenture in accordance with Section 4.01;

(b) a sale or other disposition of all or substantially all of the assets of a Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition complies with Section 5.10;

(c) a sale, issuance or other disposition of Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale, issuance or other disposition complies with Section 5.10 and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of such sale, issuance or other disposition;

(d) the designation by the Company of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture; or

(e) a Guarantor that was required to become a Guarantor pursuant to clause (ii) of Section 5.17 ceasing to Guarantee (or otherwise be liable for) any Indebtedness of the Company or any other Guarantor;

such Guarantor (and any of its Subsidiaries that are Guarantors) shall be automatically and unconditionally released and relieved of any obligations under its Notes Guarantee and the Indenture Documents. Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that (i) in the case of clauses (a) through (d) above, such defeasance, discharge, sale, issuance, disposition or designation was made by the Company in accordance with the provisions of this Indenture, including, in the case of clauses (b) and (c), Section 5.10 or (ii) in the case of clause (e) above, such Guarantor has ceased to Guarantee (or otherwise be liable for) any Indebtedness of the Company or any other Guarantor, then in each case, the Trustee or the Collateral Agent, as applicable, shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Notes Guarantee and the Indenture Documents.

Any Guarantor not released from its obligations under its Notes Guarantee shall remain liable for the full amount of principal of, premium, if any, and interest on the Notes and for the other obligations of any Guarantor under the Indenture Documents as provided in this Article 11.

Section 11.04 Limitation on Guarantor Liability. For purposes hereof, each Guarantor’s liability shall be that amount from time to time equal to the aggregate liability of such Guarantor under its Notes Guarantee, but shall be limited to the lesser of (a) the aggregate amount of the obligations of the Company under the Indenture Documents and (b) the amount, if any, which would not have (A) rendered such Guarantor “insolvent” (as such term is defined in the federal Bankruptcy Law and in the Debtor and Creditor Law of the State of New York), (B) left it with unreasonably small capital at the time its Notes Guarantee was entered into, or at the time such Guarantor Incurred liability thereunder, after giving effect to the Incurrence of Existing Indebtedness immediately prior to such time or (C) left such Guarantor with debts beyond such Guarantor’s ability to pay as such debts mature; provided that, it shall be a presumption in any lawsuit or other proceeding in which such Guarantor is a party that the amount Guaranteed pursuant to its Notes Guarantee is the amount set forth in subsection (a) above unless any creditor, or representative of creditors of such Guarantor, or debtor in possession or trustee in bankruptcy of such Guarantor, otherwise proves in such a lawsuit or other proceeding that the aggregate liability of such Guarantor is limited to the amount set forth in subsection (b). In making any determination as to the solvency or sufficiency of capital of a Guarantor in accordance with the previous sentence, the right of such Guarantor to contribution from other Guarantors and any other rights such Guarantor may have, contractual or otherwise, shall be taken into account.

Section 11.05 “Trustee” to Include Paying Agent. In case at any time any Paying Agent other than the Trustee will have been appointed by the Company and be then acting hereunder, the term “Trustee” as used in this Article 11 shall in such case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in this Article 11 in place of the Trustee.

ARTICLE 12

Miscellaneous

Section 12.01 Notices. Any notice or communication by the Company, the Trustee or the Collateral Agent to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others’ addresses:

If to the Company:

CURO Financial Technologies Corp.

3527 North Ridge Road

Wichita, Kansas 67205

Fax: (316) 722-7751

Attn: Vin Thomas, Chief Legal Officer

With a copy to:

Willkie Farr & Gallagher LLP

787 7th Avenue

New York, New York, 10019

Fax: (212) 728-9272

Attn: Cristopher Greer

If to the Trustee:

TMI Trust Company

1100 Abernathy Road NE, Suite 480

Atlanta, Georgia 30328

Phone: (678) 221-5917

Fax: (404) 365-7055

Attn: Kathy Knapp, Vice President

With a copy to:

Adams and Reese LLP

6075 Poplar Avenue, Suite 700

Memphis, Tennessee 38119

Fax: (901) 524-5419

Attn: James B. McLaren, Jr.

If to the Collateral Agent:

TMI Trust Company

1100 Abernathy Road NE, Suite 480

Atlanta, Georgia 30328

Phone: (678) 221-5917

Fax: (404) 365-7055

Attn: Kathy Knapp, Vice President

With a copy to:

Adams and Reese LLP

6075 Poplar Avenue, Suite 700

Memphis, Tennessee 38119

Fax: (901) 524-5419

Attn: James B. McLaren, Jr.

The Company, the Trustee or the Collateral Agent, by notice to the others may designate additional or different addresses for subsequent notices or communications.

Any notice to any Guarantor may be sent to the Guarantor in care of the Company as set forth above.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery, provided that notice to the Trustee will be effective only upon receipt.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, provided that notice to the Trustee will be effective only upon receipt.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

The Trustee will have the right, but shall not be required, to rely upon and comply with instructions and directions sent by e-mail, facsimile and other similar unsecured electronic methods by persons believed by the Trustee to be authorized to give instructions and directions on behalf of the Company or any Person. The Trustee will have no duty or obligation to verify or confirm that the Person who sent such instructions or directions is, in fact, a Person authorized to give instructions or directions on behalf of the Company or Guarantors; and the Trustee will have no liability for any losses, liabilities, costs or expenses incurred or sustained by the Company or Guarantors as a result of such reliance upon or compliance with such instructions or directions. The Company or Guarantors agree to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Where this Indenture provides for notice of any event to a Holder of a Global Note, such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), pursuant to its Applicable Procedures, not later than the latest date (if any), and not earlier than the earliest date (if any), prescribed for the giving of such notice.

Section 12.02 Communication by Holders with Other Holders. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Guarantors, the Trustee, the Collateral Agent, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 12.03 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company or any Guarantor to the Trustee or the Collateral Agent, as the case may be, to take any action under the Indenture Documents, the Company will furnish to the Trustee:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as the case may be, (which shall include the statements set forth in Section 12.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as the case may be, (which shall include the statements set forth in Section 12.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 12.04 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an officer of any Person may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or opinion of, or representation by, counsel or any Opinion of Counsel may be based, insofar as it relates to factual matters, upon certificates of public officials or upon a certificate or opinion of, or representations by, an officer or officers of the Company or any Guarantor (including an Officers’ Certificate) stating that the information with respect to such factual matters is in the possession of the Company or such Guarantor unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 12.05 Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.06 No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Indenture Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the United States federal securities laws or other corporate laws, and it is the view of the SEC that such a waiver is against public policy.

Section 12.07 Governing Law. THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE.

Section 12.08 No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or the Company’s Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture and the Notes Guarantees.

Section 12.09 Successors. All agreements of the Company and each Guarantor in the Indenture Documents shall bind its successors. All agreements of the Trustee and the Collateral Agent in this Indenture shall bind their respective successors.

Section 12.10 Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.11 Counterpart Originals. The parties may sign any number of copies of this Indenture (including by electronic transmission). Each signed copy shall be an original, but all of them together represent the same agreement.

Section 12.12 Table of Contents, Headings, Etc.. The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.13 Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted pursuant to the Indenture Documents and the exercise of any right or remedy thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the other Indenture Documents, the terms of the Intercreditor Agreement shall govern and control. If any conflict or inconsistency exists between this Indenture and any Collateral Document (other than the Intercreditor Agreement), this Indenture shall govern.

Section 12.14 Payments Due on Non-Business Days. In any case where any interest payment date, redemption date, Purchase Date, Stated Maturity of the Notes or any other date upon which any payment is due on the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of interest or principal (and premium, if any) need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the interest payment date, redemption date, Purchase Date, at the Stated Maturity or any other date upon which any payment is due on the Notes, provided that no interest will accrue for the period from and after such interest payment date, redemption date, Purchase Date, Stated Maturity or other payment date, as the case may be.

Section 12.15 Waiver of Jury Trial. THE COMPANY, EACH GUARANTOR, THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, ANY OTHER INDENTURE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 13

Collateral and Security

Section 13.01 Collateral Documents. The due and punctual payment of the principal of, premium, if any, and interest on the Notes and amounts due hereunder and under the Notes Guarantees when and as the same shall be due and payable, subject to any applicable grace period, whether on an interest payment date, by acceleration, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest to the extent permitted by law, on the Notes and the performance of all other Obligations of the Company and the Guarantors to the Holders, the Collateral Agent or the Trustee under the Indenture Documents are and shall be secured by the Collateral Documents. The Collateral Documents shall provide for the grant by the Company and the Guarantors party thereto to the Collateral Agent of security interests in the Collateral subject to Permitted Liens and the terms of the Intercreditor Agreement.

Section 13.02 Recording and Opinions.

(a) The Company will, and will cause each of the Guarantors to, at their sole cost and expense, take or cause to be taken such actions as may be required by the Collateral Documents, to perfect, maintain (with the priority required under the Collateral Documents and Intercreditor Agreement), preserve and protect the valid and enforceable, perfected (except as expressly provided to the contrary herein or therein) security interests in and on all the Collateral granted by the Collateral Documents in favor of the Collateral Agent as security for the Obligations contained in this Indenture, the Notes, the Notes Guarantees and the Collateral Documents, superior to and prior to the rights of all third Persons (other than as set forth in the

Intercreditor Agreement), and subject to no other Liens (other than Permitted Liens), including, without limitation, (i) the preparation and filing of financing statements, amendments and continuation statements, collateral assignments and any instruments of further assurance, in such manner and in such places as may be required by law to preserve and protect fully the rights of the Holders, the Collateral Agent, and the Trustee under this Indenture and the Collateral Documents to all property comprising the Collateral, and (ii) subject to the Intercreditor Agreement, the delivery of the certificates evidencing the securities pledged under the Collateral Documents, duly endorsed in blank or accompanied by undated stock powers or other instruments of transfer executed in blank, it being understood that concurrently with the execution of this Indenture, the Company and the Guarantors have submitted duly prepared financing statements to a reputable filing service for prompt filing in the appropriate filing offices. The Company will from time to time promptly pay all financing and continuation statement recording and/or filing fees, charges and recording, stamp, intangibles and similar taxes relating to this Indenture, the Collateral Documents and any amendments hereto or thereto and any other instruments of further assurance required pursuant hereto or thereto.

(b) The Company will furnish to the Trustee and the Collateral Agent (if other than the Trustee), upon or promptly after the execution and delivery of this Indenture, an Opinion of Counsel in compliance with TIA §314(b)(1), and on or within one month following February 1 of each year, commencing February 1, 2018, an Opinion of Counsel in compliance with TIA §314(b)(2).

Section 13.03 Release of Collateral.

(a) The Collateral Agent shall not at any time release all or any portion of the Collateral from the Liens created by the Collateral Documents unless such release is in accordance with the provisions of this Indenture and the applicable Collateral Documents.

(b) The release of any Collateral from the Liens created by the Collateral Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Indenture and the Collateral Documents.

Section 13.04 Specified Releases of Collateral.

(a) Collateral shall be released from the Liens created by the Collateral Documents at any time or from time to time in accordance with the provisions of the Collateral Documents or as provided in this Indenture. The Liens securing the Collateral shall be automatically released without the need for any further action by any Person under any one or more of the following circumstances:

(i) to enable the Company or a Guarantor to consummate asset dispositions permitted or not prohibited under Section 5.10;

(ii) if any Guarantor is released from its Notes Guarantee in accordance with the terms of this Indenture (including by virtue of such Guarantor ceasing to be a Restricted Subsidiary of the Company), that Guarantor’s assets will also be released from the Liens securing its Notes Guarantee and the other Indenture Obligations;

(iii) if required in accordance with the terms of the Intercreditor Agreement;

(iv) as described under Section 13.05; or

(v) with the consent of the Holders of the Notes in accordance with Section 10.02.

(b) Upon the written request of the Company accompanied by an Officers’ Certificate and Opinion of Counsel confirming that all conditions precedent hereunder and under the Collateral Documents and Intercreditor Agreement have been met, and any necessary or proper instruments of termination, satisfaction or release prepared by the Company or the Guarantors, as the case may be, the Collateral Agent, without the consent of any Holder or the Trustee and at the expense of the Company or the Guarantors, shall execute, deliver or acknowledge such instruments or releases to evidence the release from the Liens created by the Collateral Documents of any Collateral permitted to be released pursuant to this Indenture or the Collateral Documents.

Section 13.05 Release upon Satisfaction or Defeasance of all Outstanding Obligations.

(a) The Liens on all Collateral that secure the Notes and the Notes Guarantees shall be automatically terminated and released without the need for further action by any Person:

(i) if the Company exercise Legal Defeasance or Covenant Defeasance as described under Article 9;

(ii) upon satisfaction and discharge of this Indenture as described under Section 4.01; or

(iii) upon payment in full in immediately available funds of the principal of, premium, if any, and accrued and unpaid interest on the Notes and all other Obligations under this Indenture and the Collateral Documents that are then due and payable (other than contingent indemnification obligations for which no claim has been asserted).

(b) Upon receipt of an Officers’ Certificate and Opinion of Counsel confirming that all conditions precedent hereunder and under the Collateral Documents have been satisfied and any necessary or proper instruments of termination, satisfaction or release prepared by the Company or the Guarantors, as the case may be, the Collateral Agent, without the consent of any Holder or the Trustee and at the expense of the Company or the Guarantors, shall execute, deliver or acknowledge such instruments or releases to evidence the release from the Liens created by the Collateral Documents of any Collateral permitted to be released pursuant to this Indenture and the Collateral Documents.

Section 13.06 Form and Sufficiency of Release and Subordination. In the event that the Company or any Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that may be sold, exchanged or otherwise disposed of by the Company or such Guarantor to any Person other than the Company or a Guarantor, and the Company or such Guarantor requests that the Trustee or

Collateral Agent furnish a written disclaimer, release or quit-claim of any interest in such property under this Indenture and the Collateral Documents, or, to the extent applicable to such Collateral, take all action that is necessary or reasonably requested by the Company (in each case at the expense of the Company) to release and reconvey to the Company or such Guarantor, without recourse, such Collateral or deliver such Collateral in its possession to the Company or such Guarantor, the Trustee and the Collateral Agent, as applicable, shall execute, acknowledge (without any recourse, representation and warranty) and deliver to the Company or such Guarantor (in the form prepared by the Company at the Company’s sole expense) such an instrument promptly or take such other action so requested after satisfaction of the conditions set forth herein for delivery of any such release. Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released herefrom shall be entitled to rely upon any release executed by the Trustee or the Collateral Agent, as applicable, as sufficient for the purpose of this Indenture and as constituting a good and valid release of the property therein described from the Lien of this Indenture or of the Collateral Documents but shall have no recourse or claims against the Trustee or the Collateral Agent in respect of any such release. In addition to the foregoing, in the event that the Company or any Guarantor has any Collateral or intends to have any Collateral subject to a Permitted Lien of the type described in clause (7) of the definition thereof, and the Company or such Guarantor requests that the Trustee or Collateral Agent enter into a subordination agreement with the holder of such Permitted Lien in order to subordinate the Lien of the Collateral Agent in such Collateral to the Lien of such holder in such Collateral, the Trustee and the Collateral Agent, as applicable, shall execute, acknowledge and deliver to the Company or such Guarantor or the holder of such Permitted Lien such an instrument (in the form prepared by the Company, or the holder of such Permitted Lien, at the Company’s sole expense) promptly after such request.

Section 13.07 Purchaser Protected. No purchaser or grantee of any property or rights purported to have been released from the Lien of this Indenture or of the Collateral Documents shall be bound to ascertain the authority of the Trustee or the Collateral Agent, as applicable, to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority; nor shall any purchaser or grantee of any property or rights permitted by this Indenture to be sold or otherwise disposed of by the Company be under any obligation to ascertain or inquire into the authority of the Company to make such sale or other disposition.

Section 13.08 Authorization of Actions to be Taken by the Collateral Agent Under the Collateral Documents.

(a) Each Holder, by acceptance of the Notes, consents to the terms of, directs and agrees that the Collateral Agent shall execute and deliver the Intercreditor Agreement and Collateral Documents to which it is a party, and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreement or the Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes, the Trustee or the Company, as applicable. The provisions of this Section 13.08 are solely for the benefit of the Collateral Agent and none of the Trustee, any of the Holders nor the Company or any of the Guarantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided herein. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provision of this Indenture, the Intercreditor Agreement and the Collateral Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Collateral Documents and the Intercreditor Agreement, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, the Company or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Collateral Documents and the Intercreditor Agreement or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) So long as an Event of Default is not continuing, the Company may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreement. During the continuance of an Event of Default, the Trustee may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreement.

(c) No provision of this Indenture, the Intercreditor Agreement or any Collateral Document shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or exercise any of its rights and powers at the request or direction of Holders (or the Trustee in the case of the Collateral Agent) if it shall not have received security or indemnity satisfactory to the Collateral Agent against potential costs and liabilities incurred by the Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreement or the Collateral Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action described above if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

(d) The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreement and the Collateral Documents or instrument referred to herein or therein, except to the extent that any of the foregoing result from its own gross negligence, bad faith or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Company (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(e) The Collateral Agent may perform any of its duties under this Indenture, the Collateral Documents or the Intercreditor Agreement by or through receivers, agents, employees, attorneys-in-fact or through its affiliates and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Collateral Agent shall not be responsible for the negligence or willful misconduct of any receiver, agent, employee, attorney-in-fact or affiliates that it selects as long as such selection was made in good faith and with due care.

Section 13.09 Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.

The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents or the Intercreditor Agreement and, to the extent not prohibited under the Intercreditor Agreement, to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 7.10 and the other provisions of this Indenture. Such funds shall be held on deposit by the Trustee without investment, and the Trustee will have no liability for interest or other compensation thereon.

Section 13.10 Action by the Collateral Agent.

In each case that the Collateral Agent may or is required hereunder or under any Collateral Document to take any action (an “Action”), including to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Collateral Document, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes; provided that all Actions so taken shall, at all times, be in compliance with the requirements of the Intercreditor Agreement. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes and security or an indemnification satisfactory to the Collateral Agent, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

Notwithstanding anything to the contrary in this Indenture or any Collateral Document, in no event shall the Collateral Agent be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the Collateral Documents (including the preparation, filing or continuation of any Uniform Commercial Code financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent be responsible for, and the Collateral Agent makes no representation regarding, the validity, enforceability, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby.

Section 13.11 Compensation and Indemnity.

(a) The Company will pay to the Collateral Agent from time to time compensation as shall be agreed to in writing by the Company and the Collateral Agent for its acceptance of this Indenture, the Intercreditor Agreement, the Collateral Documents and services hereunder. The Company will reimburse the Collateral Agent promptly upon request for all reasonable disbursements, advances and out-of-pocket expenses incurred or made by it in connection with the Collateral Agent’s duties under the Indenture Documents, including the reasonable compensation, disbursements and expenses of the Collateral Agent’s agents, reasonably retained professional advisors, and counsel, except any disbursement, advance or expense as may be attributable to the Collateral Agent’s willful misconduct, bad faith or gross negligence.

(b) The Company and the Guarantors shall, jointly and severally, indemnify the Collateral Agent against any and all claims, demands, causes of action, losses, liabilities, damages, fines, penalties, costs, fees, charges or expenses including taxes (other than taxes based on, measured by or determined by income of the Collateral Agent) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, the Intercreditor Agreement and the Collateral Documents, including (i) any claim relating to the grant to the Collateral Agent of any Lien in any property or assets of the Company or the Guarantors and (ii) the costs and expenses of enforcing this Indenture, the Intercreditor Agreement and the Collateral Documents against the Company and the Guarantors (including this Section 13.11) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence, willful misconduct or bad faith. The Collateral Agent shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Collateral Agent to so notify the Company will not relieve the Company or the Guarantors of their obligations hereunder, except to the extent the Company is materially prejudiced thereby. The Company or such Guarantor shall defend such claim and the Collateral Agent shall cooperate in the defense. In the event the Collateral Agent is advised by counsel that a conflict of interest exists, the Collateral Agent may have its own separate counsel, which, so long as no Default or Event of Default has occurred, shall be reasonably satisfactory to the Company, and the Company will pay the reasonable fees and expenses of such counsel.

Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary herein, the Company need not reimburse the Collateral Agent for any cost or expense or indemnify it against any loss or liability incurred by the Collateral Agent through its own gross negligence, bad faith or willful misconduct.

(c) The obligations of the Company and the Guarantors under this Section 13.11 shall survive the satisfaction and discharge of this Indenture and the resignation, removal or replacement of the Collateral Agent.

Section 13.12 Co-Collateral Agent; Separate Collateral Agent.

(a) If at any time or times it shall be necessary in order to conform to any applicable law of any jurisdiction in which any of the Collateral shall be located, or to avoid any violation of applicable law or imposition on the Collateral Agent of taxes by such jurisdiction not otherwise imposed on the Collateral Agent, or the Collateral Agent shall be advised by counsel, satisfactory to it, that it is necessary in the interests of the Notes Secured Parties, or the Collateral Agent shall deem it desirable for its own protection in the performance of its duties hereunder or under any Collateral Document, the Collateral Agent and the Company and the Guarantors may (and in the case of conforming to any applicable law or avoiding the violation of any applicable law, shall) execute and deliver all instruments and agreements necessary or proper to constitute another bank or trust company, or one or more persons approved by the Collateral Agent and the Company, either to act as co-collateral agent or co-collateral agents of all or any of the Collateral under this Indenture or under any of the Collateral Documents, jointly with the Collateral Agent originally named herein or therein or any successor Collateral Agent, or to act as separate agent or agents of any of the Collateral. If (x) the Company and the Guarantors shall not have joined in the execution of such instruments and agreements within 10 days after they receive a written request from the Collateral Agent to do so, and (y) the execution of such instruments and agreements is being undertaken in order to conform to any applicable law of any jurisdiction in which any of the Collateral shall be located, or to avoid any violation of applicable law, then the Collateral Agent acting as directed by a majority of Holders shall act under the foregoing provisions of this Section 13.12 without the concurrence of the Company and the Guarantors and execute and deliver such instruments and agreements on behalf of the Company and the Guarantors and any such act shall be binding on the Company and the Guarantors as if executed by the Company and the Guarantors. Each of the Company and each Guarantor hereby appoint the Collateral Agent as its agent and attorney to act for it under the foregoing provisions of this Section 13.12 in either of such contingencies.

(b) Every separate collateral agent and every co-collateral agent, other than any successor Collateral Agent appointed pursuant to this Article, shall, to the extent permitted by law, be appointed and act and be such, subject to the following provisions and conditions:

(1) all rights, powers, duties and obligations conferred upon the Collateral Agent in respect of the custody, control and management of moneys, papers or securities shall be exercised solely by the Collateral Agent or any agent appointed by the Collateral Agent;

(2) all rights, powers, duties and obligations conferred or imposed upon the Collateral Agent hereunder and under the relevant Collateral Documents shall be conferred or imposed and exercised or performed by the Collateral Agent and such separate collateral agent or separate collateral agents or co-collateral agent or co-collateral agents, jointly, as shall be provided in the instrument appointing such separate collateral agents or co-collateral agent or co-collateral agents, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Collateral Agent shall be incompetent or unqualified to perform such act or acts, or unless the performance of such act or acts would result in the imposition of any tax on the Collateral Agent which would not be imposed absent such joint act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate collateral agent or collateral agents or co-collateral agent or co-collateral agents;

(3) no power given hereby or by the relevant Collateral Documents to, or which it is provided herein or therein may be exercised by, any such co-collateral agent or co-collateral agents or separate collateral agent or collateral agents shall be exercised hereunder or thereunder by such co-collateral agent or co-collateral agents or separate collateral agent or collateral agents except jointly with, or with the consent in writing of, the Collateral Agent, anything contained herein to the contrary notwithstanding; and

(4) no collateral agent hereunder shall be personally liable by reason of any act or omission of any other collateral agent hereunder.

[Signatures on following pages]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

CURO FINANCIAL TECHNOLOGIES CORP.

By:	/s/ Don Gayhardt
Name: Don Gayhardt
Title: Chief Executive Officer

GUARANTORS:

CURO INTERMEDIATE HOLDINGS CORP.

A SPEEDY CASH CAR TITLE LOANS, LLC

ADVANCE GROUP, INC.

ATTAIN FINANCE, LLC

AVIO CREDIT, INC.

CASH COLORADO, LLC

CONCORD FINANCE, INC.

EVERGREEN FINANCIAL INVESTMENTS, INC.

FMMR INVESTMENTS, INC.

GALT VENTURES, LLC

PRINCIPAL INVESTMENTS, INC.

SCIL TEXAS, LLC

SC AURUM, LLC

SCIL, INC.

SPEEDY CASH

SPEEDY CASH ILLINOIS, INC.

SC TEXAS MB, INC.

THE MONEY STORE, L.P.

CURO MANAGEMENT LLC

TODD CAR TITLE, INC.

TODD FINANCIAL, INC.

By:	/s/ Don Gayhardt
Name: Don Gayhardt
Title: President

CURO Financial Technologies Corp. –

Indenture (Cobalt)

TMI TRUST COMPANY, AS TRUSTEE AND COLLATERAL AGENT

By:	/s/ Kathy Knapp
Name: Kathy Knapp
Title: Vice President

CURO Financial Technologies Corp. –

Indenture (Cobalt)

EXHIBIT A

[Form of Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Original Issue Discount Legend pursuant to the provisions of the Indenture]

CURO FINANCIAL TECHNOLOGIES CORP.

12.000% SENIOR SECURED NOTE DUE 2022

CUSIP [__________]
No. [__________]	$[__________]

CURO Financial Technologies Corp., a Delaware corporation (the “Company,” which term includes any successor entity), for value received promises to pay to [_______________] or its registered assigns, the principal sum of [_____________________] (or such principal amount as may be set forth in the records of the Trustee hereinafter referred to in accordance with the Indenture) on March 1, 2022, and to pay interest thereon as hereinafter set forth.

Interest Payment Dates: March 1 and September 1, commencing [_________]

Record Dates: February 15 and August 15

Dated: [_________]

Reference is made to the further provisions of this Note contained on the reverse side of this Note, which shall for all purposes have the same effect as if set forth at this place.

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

CURO FINANCIAL TECHNOLOGIES CORP.

By:
Name:
Title:

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the 12.000% Senior Secured Notes due 2022 referred to in the within-mentioned Indenture.

TMI TRUST COMPANY, as Trustee

By:
Name:
Title:

Dated: ___________

[Form of Back of Note]

12.000% Senior Secured Notes due 2022

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. CURO Financial Technologies Corp., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 12.000% per annum from [__________] until maturity. The Company will pay interest semi-annually in arrears every March 1 and September 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day and no interest shall accrue for the intervening period (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be [__________]. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on February 15 or August 15 (whether or not a Business Day), as the case may be, immediately preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose, or, at the option of the Company, by check mailed to the Holders at their respective addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium, if any, and interest on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Holders must surrender the Notes to the Company, the Registrar or the Paying Agent to collect payments of principal on the Notes.

3. Paying Agent and Registrar. Initially, TMI Trust Company, as the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Company issued the Notes under an Indenture, dated as of February 15, 2022 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among the Company, the Guarantors, the Trustee and the Collateral Agent. This Note is one of a duly authorized issue of notes of the Company designated as its 12.000% Senior Secured Notes due 2022. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by express reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb) (the “TIA”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. Optional Redemption.

(a) On and after March 1, 2019, the Company may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on March 1of each of the years set forth below.

Year	Percentage
2019	106.000%
2020	103.000%
2021 and thereafter	100.000%

(b) Prior to March 1, 2019, the Company may redeem up to 40% of the aggregate principal amount of the Notes (including Additional Notes) originally issued under this Indenture at a redemption price of 112.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date) if:

(1) such redemption is made with the proceeds of one or more Equity Offerings;

(2) at least 60% of the aggregate principal amount of the Notes (including any Additional Notes) originally issued under the Indenture remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or any of its Subsidiaries); and

(3) the redemption occurs within 90 days of such Equity Offering.

(c) Prior to March 1, 2019, the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

(d) Any redemption pursuant to this Section 5 shall be made pursuant to the provisions of Section 3.01 through 3.06 of the Indenture.

(e) In the event that holders of not less than 90% in aggregate principal amount of the then outstanding Notes accept a Change of Control Offer and the Company (or any third party making such Change of Control Offer in lieu of the Company as described above) purchases all of the Notes held by such holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus accrued and unpaid interest, if any, on the Notes that remain outstanding, to the date of redemption, subject to the rights of holders on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable redemption date.

6. Mandatory Redemption. Except as set forth in Sections 5.10, 5.14 and 5.16 of the Indenture, the Company is not required to make mandatory redemption or sinking fund payments or offers to purchase with respect to the Notes.

7. Notice of Redemption. Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess thereof, unless all of the Notes held by a Holder are to be redeemed. Notice of any redemption upon any Equity Offering or other securities offering or financing, or in connection with a transaction (or series of related transactions) that constitute a Change of Control, may, in the Company’s discretion, be given prior to the completion thereof and be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering, securities offering, financing or Change of Control. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. On and after the redemption date, unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the principal amount of the Notes or portions thereof called for redemption.

8. Offer to Purchase. Sections 5.10, 5.14 and 5.16 of the Indenture provide that after certain Asset Sales, upon the occurrence of a Change of Control or if the Company has greater than $5.0 million of Excess Cash Flow in any fiscal year, subject to further limitations contained therein, the Company will make an offer to purchase Notes in accordance with the procedures set forth in the Indenture.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. None of the Trustee, the Registrar or the Company is required to transfer or exchange any Note selected for redemption, except for the unredeemed portion of the Note being redeemed in part. Also, none of the Registrar, the Trustee or the Company is required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes. Only registered Holders shall have rights under the Indenture, the Intercreditor Agreement and the Collateral Documents.

11. Unclaimed Money. If any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its request or, if then held by the Company, will be discharged from such trust. After any such payment, any Holder of a Note entitled to the money must look, as an unsecured creditor, only to the Company and not the Trustee or Paying Agent for payment, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease.

12. Discharge and Defeasance. Subject to the conditions set forth in the Indenture, the Company and the Guarantors at any time shall be entitled to terminate some or all of their obligations under the Indenture and the Notes or the Notes Guarantees, as applicable, if the Company deposits with the Trustee cash in U.S. dollars or non-callable U.S. Government Obligations for the payment of the principal of, premium, if any, and interest on the Notes to redemption or Stated Maturity, as the case may be.

13. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture Documents may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with the purchase of, or tender offer or exchange offer for, the Notes), in each case without notice to any other Holder, but subject to Section 5.20 of the Indenture. Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder): (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (2) reduce the principal of, premium, if any, or extend the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than the provisions of Sections 3.09, 3.10, 5.10, 5.14 and 5.16 of the Indenture prior to the time at which an obligation to make such an offer has arisen); (3) reduce the rate of or extend the time for payment of interest, including default interest, on any Note; (4) waive a Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration); (5) make any Note payable in money other than that stated in the Notes; (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, premium, if any, or interest on the Notes; (7) release any Guarantor from any of its obligations under its Notes Guarantee or the Indenture, except in accordance with the terms of the Indenture; or (8) make any change to Sections 10.01 or 10.02 of the Indenture. No amendment, supplement or waiver shall, without the consent of Holders of not less than 66 2/3% in aggregate principal amount of the then outstanding Notes issued under the Indenture, release (or have the effect of releasing) all or substantially all of the Collateral from the Liens securing the Indenture Obligations. Notwithstanding the foregoing, without the consent of any Holder, the Company, the Trustee and the Collateral Agent may amend, supplement or waive any provision of the Indenture Documents to: (1) cure any ambiguity, defect, mistake or inconsistency or to make a modification of a formal, minor or technical nature or to correct a manifest error, (2) provide for uncertificated Notes in addition to or in place of certificated Notes, (3) comply with the covenant relating to mergers, consolidations and sales of assets; (4) provide for the assumption of the Company’s or any Guarantor’s obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, (5) add Guarantees with respect to the Notes or to secure the Notes, (6) add to the covenants of the Company or any Guarantor for the benefit of the Holders or surrender any right or power conferred upon the Company or any Guarantor, (7) make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture Documents of any such Holder, (8) if it becomes necessary to qualify the Indenture under the TIA, comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, (9) (i) enter into additional or supplemental Collateral Documents, (ii) release Collateral or Guarantors in accordance with the terms of the Indenture and the Collateral Documents or (iii) enter into any replacement intercreditor agreement substantially in the form of the Intercreditor Agreement entered into on the date of the Indenture, (10) evidence and provide for the acceptance and appointment under the Indenture of a successor trustee pursuant to the requirements thereof, (11) make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including to facilitate the issuance and administration of the Notes or to comply with the rules of any applicable securities depository; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes, (12) conform the text of the Indenture Documents to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision of the “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture Documents, which intent shall be evidenced by an Officers’ Certificate of the Company to that effect, (13) provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture or (14) subject the security interests in the Collateral in respect of Pari Passu Payment Lien Obligations to the terms of the Collateral Documents and Intercreditor Agreement, to the extent the incurrence of such Pari Passu Indebtedness and the grant of all Liens on Collateral held for the benefit of such Pari Passu Indebtedness was permitted under the Indenture. The consent of Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under the Indenture becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of the amendment, supplement or waiver.

14. Defaults and Remedies.

(a) Under the Indenture, Events of Default include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal, or premium, if any, of any Note when due at maturity, upon optional redemption, upon required purchase, upon acceleration or otherwise; (iii) (x) failure by the Company or any of its Restricted Subsidiaries to comply with its obligations under Section 5.10, 5.14, 5.16 or Article 6 of the Indenture or (y) the incurrence by any Parent Entity of Indebtedness in violation of Section 5.09(h) of the Indenture; (iv) failure to perform any other covenant or agreement of the Company or any of its Restricted Subsidiaries under the Indenture Documents for 30 days after written notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (A) is caused by a failure to pay principal at final stated maturity (after giving effect to all applicable grace periods provided in such Indebtedness) (a “Payment Default”) or (B) results in the acceleration of such Indebtedness prior to its final stated maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $10.0 million (or its foreign currency equivalent); (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $10.0 million (or its foreign currency equivalent) (not covered by independent third-party insurance as to which liability has not been denied by such insurance carrier), which judgments are not paid, discharged or stayed for a period of 60 days following such judgment becoming final, and in the event such judgment is covered by insurance, any enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; (vii) (A) any security interest created by any Collateral Document ceases to be in full force and effect (except as permitted by the terms of the Indenture or the Collateral Documents) or (B) the breach or repudiation by the Company or any of its Restricted Subsidiaries of any of their obligations under any Collateral Document; provided that, in the case of clauses (A) and (B), such cessation, breach or repudiation, individually or in the aggregate, results in Collateral having a Fair Market Value in excess of $5.0 million not being subject to a valid, perfected security interest; (viii) except as permitted by the Indenture, any Notes Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Notes Guarantee; and (ix) certain events of bankruptcy or insolvency with respect to the Company, or any Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken as a whole, would constitute a Significant Subsidiary of the Company.

(b) If any Event of Default (other than an Event of Default specified in subsection (i) or (j) of Section 7.01 of the Indenture occurs and is continuing and has not been waived by the Holders, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately.

Notwithstanding the foregoing, if an Event of Default specified in subsection (i) or (j) of Section 7.01 of the Indenture occurs, all outstanding Notes shall be due and payable immediately without further action or notice. The Holders of at least a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration) have been cured or waived and all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements, and advances of the Trustee and its agents and counsel have been paid or deposited with the Trustee or provision therefor reasonably satisfactory to the Trustee has been made. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of at least a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest.

(c) The Holders of at least a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration).

(d) In the event of any Event of Default specified in clause (a)(v) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that:

(i) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(ii) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default;

(iii) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

(iv) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(e) The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

15. No Recourse Against Others. No past, present or future director, officer, employee or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Indenture Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the United States federal securities laws or other corporate laws, and it is the view of the SEC that such a waiver is against public policy.

16. Authentication. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17. Trustee Dealings with the Company. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest as defined by the TIA it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 8.10 and 8.11 of the Indenture.

18. Governing Law. THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF SHALL GOVERN AND BE USED TO CONSTRUE THIS NOTE AND THE INDENTURE.

19. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

20. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the correctness or accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

21. Guarantees. The payment of the principal of, premium, if any, and interest on the Notes, is unconditionally guaranteed, jointly and severally, by the Guarantors to the extent set forth in and subject to the provisions of the Indenture.

22. Security. Subject to the terms of the Intercreditor Agreement, the Obligations of the Company and the Guarantors under the Notes and the Notes Guarantees are secured by Liens on the Collateral pursuant to the terms of the Collateral Documents. The actions of the Trustee, the Collateral Agent and the Holders and the application of proceeds from the enforcement of any remedies with respect to such Collateral are limited pursuant to the terms of the Collateral Documents and the Intercreditor Agreement.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture, the Collateral Documents and the Intercreditor Agreement. Requests may be made to the Company at the following address:

CURO Financial Technologies Corp.

3527 North Ridge Road

Wichita, Kansas 67205

Attention: Chief Legal Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                            to transfer this Note on the books of the Company. The agent may substitute another to act for it.

Date: ____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 5.10, 5.14 or 5.16 of the Indenture, check the appropriate box below:

☐ Section 5.10                      ☐ Section 5.14                     ☐ Section 5.16

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 5.10, 5.14 or 5.16 of the Indenture, state the amount you elect to have purchased:

$

Date: ____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS

IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $____________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Principal
	Amount of	Amount of	Amount of this	Signature of
	Decrease in	Increase in	Global Note	Authorized
	Principal	Principal	Following such	Signatory of
Date of	Amount of this	Amount of this	Decrease or	Trustee or
Exchange	Global Note	Global Note	Increase	Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

CURO Financial Technologies Corp.

3527 North Ridge Road

Wichita, Kansas 67205

Attention: Chief Legal Officer

TMI Trust Company, as Trustee and Registrar

[•]

Re: 12.000% Senior Secured Notes due 2022

Reference is hereby made to the Indenture, dated as of February 15, 2017 (the “Indenture”), among CURO Financial Technologies Corp., a Delaware corporation (the “Company”), the Guarantors and TMI Trust Company, as Trustee and as Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $_________ in such Note[s] or interests (the “Transfer”), to _________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the

Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed Transfer is being made prior to the expiration of the Restricted Period, the Transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the AI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Company or a Subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐ such Transfer is being effected to an Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted

Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the AI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _________________

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP _________), or

(ii)	☐ Regulation S Global Note (CUSIP _________), or

(iii)	☐ AI Global Note (CUSIP _________); or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP _________), or

(ii)	☐ Regulation S Global Note (CUSIP _________), or

(iii)	☐ AI Global Note (CUSIP _________), or

(iv)	☐ Unrestricted Global Note (CUSIP _________); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

CURO Financial Technologies Corp.

3527 North Ridge Road

Wichita, Kansas 67205

Attention: Chief Legal Officer

TMI Trust Company, as Trustee and Registrar

[•]

Re: 12.000% Senior Secured Notes due 2022

Reference is hereby made to the Indenture, dated as of February 15, 2017 (the “Indenture”), among CURO Financial Technologies Corp., a Delaware corporation (the “Company”), the Guarantors and TMI Trust Company , as Trustee and as Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

________________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $_________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ AI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Owner]

By:
Name:
Title:

Dated: _______________

EXHIBIT D

FORM OF CERTIFICATE FROM

ACQUIRING ACCREDITED INVESTOR

CURO Financial Technologies Corp.

3527 North Ridge Road

Wichita, Kansas 67205

Attention: Chief Legal Officer

TMI Trust Company, as Trustee and Registrar

[•]

Re: 12.000% Senior Secured Notes due 2022

Reference is hereby made to the Indenture, dated as of February 15, 2017 (the “Indenture”), among CURO Financial Technologies Corp., a Delaware corporation (the “Company”), the Guarantors and TMI Trust Company, as Trustee and as Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $_______________ aggregate principal amount of:

(a) ☐ a beneficial interest in a Global Note, or

(b) ☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F)

D-1

pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:_____________

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EXHIBIT E

[FORM OF SUPPLEMENTAL INDENTURE]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of [_________], among CURO Financial Technologies Corp. (the “Company”), [_________] (the “New Guarantor”) and TMI Trust Company, as Trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of February 15, 2017, providing for the issuance of 12.000% Senior Secured Notes due 2022 (the “Notes”).

WHEREAS, Section 5.17 of the Indenture provides that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Company’s obligations under the Indenture Documents pursuant to a Notes Guarantee on the terms and conditions set forth herein;

WHEREAS, Section 10.01(e) of the Indenture provides, among other things, that the Company and the Trustee may amend or supplement the Indenture Documents without the consent of any Holder to add Guarantees with respect to the Notes; and

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the New Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The New Guarantor hereby agrees, jointly and severally with all other Guarantors, to Guarantee the Company’s obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture.

3. EFFECTIVENESS. This Supplemental Indenture shall be effective upon execution by the parties hereto.

4. RECITALS. The recitals contained herein shall be taken as the statements of the Company and the New Guarantor and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

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5. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

6. COUNTERPART ORIGINALS. The parties may sign any number of copies of this Supplemental Indenture (including by electronic transmission). Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The section headings in this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following pages]

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SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

CURO FINANCIAL TECHNOLOGIES CORP.

By:
Name:
Title:

[NEW GUARANTOR]

By:
Name:
Title:

TMI TRUST COMPANY, AS TRUSTEE

By:
Name:
Title: